Filed pursuant to Rule 424(b)5

Registration Statement No. 333-257827

Prospectus Supplement

To Prospectus Dated July 21, 2021

Republic of Chile

€918,000,000 0.555% Notes due 2029

The 0.555% notes due 2029 (which we refer to as the “notes”) will mature on January 21, 2029 and will bear interest at a rate of 0.555% per year. Interest on the notes is payable on January 21 of each year, commencing on January 21, 2022 (first short coupon). Chile may redeem the notes, in whole or in part, on or after November 21, 2028, at par plus accrued interest as described in the section entitled “Description of the Notes—Optional Redemption” in this prospectus supplement.

The notes will be issued under an indenture and constitute a separate series of debt securities thereunder. The indenture contains provisions regarding future modifications to the terms of the notes that differ from those applicable to Chile’s outstanding public external indebtedness issued prior to December 2, 2014. Under these provisions, which are described beginning on page 7 of the accompanying prospectus dated July 21, 2021, Chile may amend the payment provisions of any series of debt securities (including the notes) and other reserve matters listed in the indenture with the consent of the holders of: (1) with respect to a single series of debt securities, more than 75% of the aggregate principal amount of the outstanding debt securities of such series; (2) with respect to two or more series of debt securities, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of debt securities, more than 662/3% of the aggregate principal amount of the outstanding notes of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the proposed modification, taken individually.

The notes will constitute direct, general, unconditional and unsubordinated external indebtedness of Chile for which the full faith and credit of Chile is pledged. The notes rank and will rank without any preference among themselves and equally with all other unsubordinated external indebtedness of Chile. It is understood that this provision will not be construed so as to require Chile to make payments under the notes ratably with payments being made under any other external indebtedness.

Application will be made to the London Stock Exchange for the notes to be admitted to the London Stock Exchange’s International Securities Market (“ISM”). The ISM is not a regulated market for the purposes of Directive 2014/65/EU (as amended, “MiFID II”). The ISM is a market designated for professional investors. Notes admitted to trading on the ISM are not admitted to the Official List of the UK Financial Conduct Authority (“UKLA”). The London Stock Exchange has not approved or verified the contents of this prospectus supplement.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission or regulatory body has approved or disapproved of these securities or determined that this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters are offering the notes subject to various conditions. The underwriters expect to deliver the notes to purchasers on or about September 21, 2021. The notes have been accepted for clearance through the clearing systems of Euroclear Bank SA/NV, as operator of the Euroclear System, or Euroclear, and Clearstream Banking, société anonyme, or Clearstream, Luxembourg.

	Public Offering Price		Underwriting Discount	Proceeds to Chile (before expenses)
Per note	100.00	%(1)	0.025%	99.975	%(1)
Total for the notes	€918,000,000		€229,500	€917,770,500

(1)       Plus accrued interest, if any, from September 21, 2021.

Joint lead managers and bookrunners

BNP PARIBAS	Citigroup	Goldman Sachs & Co. LLC	J.P. Morgan	Santander	Scotiabank

September 14, 2021

We are responsible for the information contained in this prospectus supplement and the accompanying prospectus and in any related free-writing prospectus we prepare or authorize. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement supplements the accompanying prospectus dated July 21, 2021 relating to Chile’s debt securities and warrants. If the information in this prospectus supplement differs from the information contained in the accompanying prospectus, you should rely on the updated information in this prospectus supplement.

You should read this prospectus supplement along with the accompanying prospectus. Both documents contain information you should consider when making your investment decision. You should rely only on the information provided in this prospectus supplement and the accompanying prospectus. Chile has not authorized anyone else to provide you with different information. Chile and the underwriters are offering to sell the notes and seeking offers to buy the notes only in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of their respective dates.

Chile is furnishing this prospectus supplement and the accompanying prospectus solely for use by prospective investors in connection with their consideration of a purchase of the notes. Chile confirms that:

•	the information contained in this prospectus supplement and the accompanying prospectus is true and correct in all material respects and is not misleading as of its date;

•	it has not omitted facts, the omission of which makes this prospectus supplement and the accompanying prospectus as a whole misleading; and

•	it accepts responsibility for the information it has provided in this prospectus supplement and the accompanying prospectus.

In connection with the offering of the notes BNP Paribas Securities Corp., or any person acting for it, may over-allot the notes or effect transactions with a view to supporting the market price of the notes at a level higher than that which might otherwise prevail. However, stabilization may not necessarily occur. Any stabilization action may begin on or after the date of adequate public disclosure of the final price of the notes and, if begun, may be ended at any time, but it must end no later than 30 calendar days after the date on which Chile received the proceeds of the issue, or no later than 60 calendar days after the date of the allotment of the notes. Any stabilization action or over-allotment must be conducted by BNP Paribas Securities Corp., or any person acting for it, in accordance with all applicable laws, regulations and rules and will be undertaken at the offices of BNP Paribas Securities Corp. (or any person acting for it) and on the ISM.

NOTICE TO PROSPECTIVE INVESTORS IN THE EUROPEAN ECONOMIC AREA

Prohibition of Sales to EEA Retail Investors – The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II.

Consequently, no key information document required by Regulation (EU) No 1286/2014 (the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

MiFID II Product Governance / Professional investors and ECPs only target market – Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the notes has led to the conclusion that: (i) the target market for the notes is eligible counterparties and professional clients only, each as defined in MiFID II; and (ii) all channels for distribution of the notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the notes (a “distributor”) should take into consideration the manufacturers’ target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the manufacturers’ target market assessment) and determining the appropriate distribution channels.

The above selling restriction is in addition to any other selling restrictions set out below.

NOTICE TO PROSPECTIVE INVESTORS IN THE UNITED KINGDOM

Prohibition of Sales to UK Retail Investors – The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA.

Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

UK MiFIR product governance / Professional investors and ECPs only target market – Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the notes has led to the conclusion that: (i) the target market for the notes is only eligible counterparties, as defined in the FCA Handbook Conduct of Business Sourcebook (“COBS”), and professional clients, as defined in Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA (“UK MiFIR”); and (ii) all channels for distribution of the notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the notes (a “distributor”) distributor should take into consideration the manufacturers’ target market assessment; however, a distributor subject to the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”) is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

This prospectus supplement is for distribution only to persons who: (i) are outside the United Kingdom; (ii) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”); (iii) are persons falling within Articles 49(2)(a) to (d) (“high net worth companies, unincorporated associations, etc.”) of the Financial Promotion Order; or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This prospectus supplement is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement relates is available only to relevant persons and will be engaged in only with relevant persons.

The above selling restriction is in addition to any other selling restrictions set out below.

NOTICE TO PROSPECTIVE INVESTORS IN SINGAPORE

Notification under Section 309B(1) of the Securities and Futures Act (Chapter 289) of Singapore, as modified from time to time (the “SFA”) — The notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

CERTAIN DEFINED TERMS AND CONVENTIONS

Defined Terms

Terms used but not defined in this prospectus supplement have the meanings ascribed to them in the accompanying prospectus dated July 21, 2021.

Currency of Presentation

Unless otherwise stated, Chile has converted amounts relating to a period into U.S. dollars (“U.S. dollars,” “dollars” or “US$”) or Chilean pesos (“pesos,” “Chilean pesos” or “Ps.”) using the average exchange rate for that period. For amounts at period end, Chilean pesos are translated into U.S. dollar amounts using the exchange rate at the period end. Translations of pesos to dollars have been made for the convenience of the reader only and should not be construed as a representation that the amounts in question have been, could have been or could be converted into dollars at any particular rate or at all.

SUMMARY OF THE OFFERING

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all the information that you should consider before investing in the notes. You should read this prospectus supplement and the accompanying prospectus carefully.

Issuer	Republic of Chile.

Aggregate Principal Amount	€918,000,000.

Issue Price	0.555% plus accrued interest, if any, from September 21, 2021.

Maturity Date	January 21, 2029.

Form of Securities	Chile will issue the notes in the form of one or more registered global securities without coupons.

Denominations	Chile will issue the notes in denominations of €100,000 and integral multiples of €1,000 in excess thereof.

Interest	Chile will pay interest annually, on January 21 of each year, commencing on January 21, 2022 (first short coupon). The notes will bear interest from September 21, 2021 at the rate of 0.555% per year. Interest on the notes in respect of any period of less than one year will be calculated on the basis of a 365 (or 366) day year.

Optional Redemption	The notes will be subject to redemption at the option of Chile, on terms described under “Description of the Notes—Optional Redemption” in this prospectus supplement.

Status	The notes will constitute direct, general, unconditional and unsubordinated external indebtedness of Chile for which the full faith and credit of Chile is pledged. The notes rank and will rank without any preference among themselves and equally with all other unsubordinated external indebtedness of Chile. It is understood that this provision will not be construed so as to require Chile to make payments under the notes ratably with payments being made under any other external indebtedness.

Dollar Offering	The Republic of Chile is also offering U.S. dollar denominated notes on September 14, 2021 in an offering registered with the SEC.

Withholding Tax and Additional Amounts	Chile will make all payments on the notes without withholding or deducting any taxes imposed by Chile or any political subdivision thereof or taxing authority therein, subject to certain specified exceptions. For more information, see “Description of the Securities—Debt Securities—Additional Amounts” in the accompanying prospectus.

Taxation	For a general summary of United States federal income tax consequences resulting from the purchase, ownership and disposition of a note, holders should refer to the discussion set forth under the heading “Taxation—United States Federal Taxation” in this prospectus supplement and the accompanying prospectus.

Further Issues	Chile may from time to time, without the consent of the holders, increase the size of the issue of the notes, or issue additional debt securities having the same terms and conditions as the notes in all respects, except for the issue date, issue price and first payment on those additional notes or debt securities; provided, however, that any additional debt securities subsequently issued that, for U.S. federal income tax purposes, are not issued pursuant to a “qualified reopening” of the notes, are not treated as part of the same “issue” as the notes, or have greater than a de minimis amount of original issue discount shall have a separate CUSIP, ISIN or other identifying number from the previously outstanding notes. Additional debt securities of a series issued in this manner will be consolidated and form a single series with the previously outstanding notes.

Use of Proceeds	Chile estimates that the net proceeds (after deduction of estimated expenses of US$125,000, a portion of which will be reimbursed by affiliates of the underwriters) from the sale of the notes will be €917,664,568. It is Chile’s intention to invest an amount equal to the proceeds from the sale of the notes, net of the underwriting discount and certain expenses, into projects that may qualify as “eligible social expenditures”, under the Sustainable Bond Framework, which is described under “Recent Developments—Environment—Sustainable Bond Framework” in Chile’s 2020 annual report filed with the SEC on June 29, 2021. Under the Sustainable Bond Framework, eligible social expenditures may include tax expenditures (fiscal exemptions and subsidies), operational expenditures, investments in real assets and maintenance costs for public infrastructure, intangible assets, and transfers of capital to public or private entities. “Eligible social expenditures” may be in one or more of the following categories: support for the elderly or people with special needs in vulnerable situation, support for low-income families, support for human rights victims, support for the community through job creation, access to affordable housing, access to education, food security, access to essential health services, and social programs designed to prevent and/or alleviate unemployment derived from socioeconomic crises, including through the potential effect of financing SMEs and micro finances. The examples of projects described above are for illustrative purposes only and no assurance can be provided that disbursements for projects with these specific characteristics will be made by Chile in an amount equal to the proceeds from the sale of the notes. There can be no assurance that any projects so funded will meet investor expectations regarding sustainability performance. Adverse environmental or social impacts may occur during the design, construction and operation of the projects, or the projects may become controversial or criticized by activist groups or other stakeholders.

Listing	Application will be made to the London Stock Exchange for the notes to be admitted to the London Stock Exchange’s ISM.

Governing Law	State of New York.

Trustee, Registrar, Transfer Agent and Paying Agent	The Bank of New York Mellon.

Principal Paying Agent	The Bank of New York Mellon, London Branch.

RISK FACTORS AND INVESTMENT CONSIDERATIONS

An investment in the notes involves a significant degree of risk. Investors are urged to read carefully the entirety of the accompanying prospectus together with this prospectus supplement and to note, in particular, the following considerations.

Risk Factors and Investment Considerations Relating to the Notes

Enforcement of Civil Liabilities; Waiver of Sovereign Immunity.

Chile is a foreign sovereign state. Consequently, it may be difficult for you or the trustee to obtain or enforce judgments of courts in the United States or elsewhere against Chile. See “Description of the Securities—Jurisdiction, Consent to Service, Enforcement of Judgments and Immunities from Attachment,” in the accompanying prospectus.

Market for the Notes.

Chile has been advised by the underwriters that the underwriters may make a market in the notes but they are not obligated to do so and may discontinue market making at any time without notice. Application will be made to the London Stock Exchange for the notes to be admitted to the London Stock Exchange’s ISM. No assurance can be given as to the liquidity of the trading market for the notes. The price at which the notes will trade in the secondary market is uncertain.

There can be no assurances that Chile will make disbursements for projects with the specific characteristics described in the “Use of Proceeds” section in an amount equal to the proceeds from the sale of the notes.

The types of eligible social expenditures referred to in the “Use of Proceeds” section of this prospectus supplement and in the Sustainable Bond Framework are for illustrative purposes only and no assurance can be provided that expenditures with these specific characteristics will be made by Chile in an amount equal to the proceeds from the sale of the notes. There is currently no market consensus on what precise attributes are required for a particular project or expenditures or series of debt securities for them to be defined as “social” or “sustainable” and therefore no assurance can be provided to investors that selected projects or expenditures will meet all investor expectations regarding sustainable performance. Adverse environmental or social impacts may occur during the design, construction and operation of a project or a project may become controversial or criticized by activist groups or other stakeholders.

No assurance or representation is given as to the suitability or reliability for any purpose whatsoever of any opinion or certification of any third party (whether or not solicited by Chile) in connection with the Sustainable Bond Framework or the notes. No such opinion or certification is, nor should it be deemed to be, a recommendation by Chile, any underwriter or any other person to buy, sell or hold any notes. For the avoidance of doubt, no such opinion or certification is, nor shall it be deemed to be, incorporated into this prospectus supplement.

Although the Sustainable Bond Framework contemplates certain practices with respect to reporting and use of proceeds, any failure by Chile to conform to these practices does not constitute or give rise to a breach or an event of default under the notes or any other instrument. Any failure by Chile to use an amount equivalent to the proceeds from the issuance of the notes as set forth in the Sustainable Bond Framework, or to meet or continue to meet the investment requirements of socially focused investors with respect to the notes, or any withdrawal or modification of any third party opinion or certification, may affect the value of the notes and may have consequences for certain investors with portfolio mandates to invest in “social” or “sustainable” assets.

None of the underwriters is responsible for the ongoing monitoring of the use of the proceeds of the notes or Chile’s expenditures, including Chile’s budgetary expenditures referred to in the “Use of Proceeds” section of this prospectus supplement.

The Sustainable Bond Framework and any practices contemplated thereunder are not incorporated into this prospectus supplement or the terms of the notes. They do not establish enforceable contractual obligations of Chile or any other person.

Risk Factors and Investment Considerations Relating to Chile

Chile’s economic environment is currently challenged by the coronavirus.

In December 2019, a novel form of pneumonia first noticed in Wuhan, Hubei province (COVID-19, caused by a novel coronavirus) was reported to the World Health Organization, with cases soon confirmed in multiple provinces in China. On March 11, 2020, the World Health Organization characterized COVID-19 as a pandemic. Governments have undertaken several measures across the world to control the coronavirus, including mandatory quarantines and travel restrictions.

The long-term effects to the global economy and the Chilean economy of epidemics and other public health crises, such as the on-going COVID-19 outbreak, are difficult to assess or predict, and may include risks to citizens’ health and safety, as well as reduced economic activity. It is unclear what effects they may have on the global political and economic conditions in the long term. Additionally, we cannot predict the evolution of the disease in Chile, nor any additional restrictions that might need to be imposed. However, we expect COVID-19 to have a significant adverse effect on the world economy, which could, in turn, negatively affect Chile’s economy.

Since March 2020, the government has introduced several measures designed to address the COVID-19 outbreak and resulting economic impact in Chile. See “Recent Developments—Republic of Chile—Social Developments—The COVID-19 pandemic” in Chile’s annual report on Form 18-K for the year ended December 31, 2020 filed with the SEC on June 29, 2021 and in Chile’s Amendment No. 5 to the annual report on Form 18 K/A filed with the SEC on September 13, 2021, incorporated by reference herein. Such measures so far have resulted in a significant slowdown in economic activity in Chile that has and will continue to adversely affect economic growth in 2021.

Any prolonged restrictive measures put in place in order to control an outbreak of contagious disease or other adverse public health development in Chile may extend the adverse effect on Chile’s economy. The government cannot exclude that a continuation of the COVID-19 pandemic will result in increased public sector expenditures to mitigate a further deterioration of the living conditions of important segments of the population, increasing the fiscal necessities, and the incurrence of additional debt or deployment of sovereign fund savings or other financial assets in material amounts.

In Chile, vaccination started in December 2020 and has resulted, as of September 9, 2021, in 13.8 million people having been vaccinated, of which 13.2 million people have received the first of two doses and 12.7 million people have received both doses, and 0.6 million people have been vaccinated with a single dose vaccine. In addition, 2.1 million people have received an additional “booster” dose. However, there can be no assurance regarding the magnitude of any expected positive effects on the Chilean economy.

USE OF PROCEEDS

Chile estimates that the net proceeds (after deduction of estimated expenses of US$125,000, a portion of which will be reimbursed by affiliates of the underwriters) from the sale of the notes will be €917,664,568.

It is Chile’s intention to invest an amount equal to the proceeds from the sale of the notes, net of the underwriting discount and certain expenses, into projects that may qualify as “eligible social expenditures”, under the Sustainable Bond Framework, which is described under “Recent Developments—Environment—Sustainable Bond Framework” in Chile’s 2020 annual report filed with the SEC on June 29, 2021.

Under the Sustainable Bond Framework, eligible social expenditures may include tax expenditures (fiscal exemptions and subsidies), operational expenditures, investments in real assets and maintenance costs for public infrastructure, intangible assets, and transfers of capital to public or private entities. “Eligible social expenditures” may be in one or more of the following categories: support for the elderly or people with special needs in vulnerable situation, support for low-income families, support for human rights victims, support for the community through job creation, access to affordable housing, access to education, food security, access to essential health services, and social programs designed to prevent and/or alleviate unemployment derived from socioeconomic crises, including through the potential effect of financing SMEs and micro finances.

The examples of projects described above are for illustrative purposes only and no assurance can be provided that disbursements for projects with these specific characteristics will be made by Chile in an amount equal to the proceeds from the sale of the notes. There can be no assurance that any projects so funded will meet investor expectations regarding sustainability performance. Adverse environmental or social impacts may occur during the design, construction and operation of the projects, or the projects may become controversial or criticized by activist groups or other stakeholders.

RECENT DEVELOPMENTS

The information contained in this section supplements the information about Chile corresponding to the headings below that is contained in Exhibit 99.D to Chile’s annual report on Form 18-K for the fiscal year ended December 31, 2020, as amended. To the extent the information in this section differs from the information contained in such annual report, you should rely on the information in this section. Capitalized terms not defined in this section have the meanings ascribed to them in the annual report.

REPUBLIC OF CHILE

The COVID-19 pandemic

On July 29, 2021, members of the Chamber of Deputies submitted to Congress a motion to discuss and amend the Constitution in order to grant a subsidy to all Chilean families registered in the Social Registry of Households (Registro Social de Hogares) in the payment of basic services, such as electricity and water, incurred by all families. This expenditure would be financed with the national budget and would remain valid during the state of catastrophe (estado de catástrofe), up to a maximum of 12 months following its approval. As of the date of this amendment to the Annual Report, this draft bill is being discussed in Congress.

On August 10, 2021, in order to continue with the support to the most affected families by the pandemic, the President of the Republic announced the extension of the Emergency Family Income program (Ingreso Familiar de Emergencia or “IFE”) through December 2021. This decision will provide a two-month extension of the benefits established in Law No. 21,352 and will benefit vulnerable families registered in the Social Registry of Households (see “Recent Developments — The Covid-19 Pandemic” in the Annual Report).

On the same date, to encourage the recovery and further creation of formal jobs, the President of the Republic announced the creation of an Emergency Labor Income (Ingreso Laboral de Emergencia or “Labor IFE”). This is a government subsidy aiming to benefit employees hired as of August 1, 2021, with a gross monthly remuneration equal to, or less than, three times the minimum monthly wage (Ps.1,011,000). The Labor IFE grant will apply as follows: (a) men aged between 24 years and 55 years will receive an amount equivalent to 50% of their gross monthly salary, not to exceed Ps.200,000 per month; and (b) men and women aged between 18 years and 24 years, men above 55 years and people with disabilities or pensioners will receive an amount equivalent to 60% of their gross monthly salary, not to exceed Ps.250,000 per month. The Labor IFE will be paid starting in November 2021 through February 2022. The government estimates to apply approximately US$7 billion to the extension of the IFE and the Labor IFE.

On September 3, 2021, Decree No. 1.492 issued by the Ministry of Finance was published in the Official Gazette. This statute provides a one-month extension through October 6, 2021, for the granting of the benefits of Law No. 21,227, which authorizes access to unemployment insurance (Seguro de Desempleo) under exceptional circumstances caused by the COVID-19 pandemic, and Law No. 21,263, which eased the requirements to allow employees to make withdrawals from the unemployment insurance fund.

As of the date of this amendment to the Annual Report, the government maintains the vaccination program started on February 3, 2021, with defined weekly calendars for specific groups that meet the criteria indicated by the Ministry of Health. On July 30, 2021, the Ministry of Health announced the fulfillment of the government’s preliminary goal of fully vaccinating 80% of its target population nationwide. In accordance with the Ministry of Health, “target population” is defined as (1) critical population (individuals exposed to infection due to their work or functions); (2) healthy population (individuals between the ages of 18 and 59); and (3) population at risk (individuals with an increased risk of experiencing grave morbidity, sequels or death due to the COVID-19 infection by reason of age or pre-existing conditions).

In addition, on August 11, 2021, the government launched a new vaccination program focused on vaccinating the population with an additional “booster” dose, starting with the population over 55 years fully vaccinated (whether with a single or double dose vaccine). On September 6, 2021, the government authorized the vaccination program to be expanded to children over the age of six years old. As of September 9, 2021, 13.8 million people have been vaccinated in Chile, of which 0.6 million people have been vaccinated with a single dose vaccine, 13.2 million have received the first of two doses of the COVID-19 vaccine and 12.7 million people have received both doses, and 2.1 million people have received the additional “booster” dose.

The government currently maintains a “step-by-step” gradual lockdown relief program in force since March 2020. Depending on the results of these health and safety guidelines and criteria, the government may allow each district or region to gradually advance to the full re-opening stage or re-impose lockdowns or quarantines. As of the date of this amendment to the Annual Report, no district in Chile is under quarantine, and the stringency index (a composite measure based on nine response indicators including school closures, workplace closures, and travel bans) as of September 5, 2021 stood at 63.42.

On July 8, 2021, the President of the Republic announced an update to the “step-by-step” program that became effective on July 15, 2021. The updated program grants more freedom of movement to fully vaccinated people, such as attendance to gyms, restaurants and other public spaces, both outdoors and indoors, for which it will be necessary to carry proof of vaccination.

S-8

As of September 10, 2021, 1,643,156 COVID-19 infections had been recorded in Chile, of which 3,156 were active as of such date, with 518 new cases recorded on September 10, 2021, and 37,178 total deaths.

Pension Funds and the Chilean Pension System

Between July 26 and August 17, 2021, the Commission for the Finance Market (Comisión para el Mercado Financiero or “CMF”) held a public consultation process concerning a proposal to adopt a temporary increase to annuity pensions (Pensión de Renta Vitalicia). The regulatory proposal contemplates the creation of an accessory policy, which would regulate the specific increase percentage and its conditions. This regulation would allow beneficiaries of annuities to receive larger payments during the first years of retirement thereby operating as a supplementary coverage to their pensions. People opting for annuity pensions and beneficiaries of disability pensions would be eligible for this accessory policy. As of the date of this amendment to the Annual Report, the final regulation has not been published by the CMF.

On August 11, 2021, a group of members of the Chamber of Deputies submitted to Congress a draft bill amending the Constitution that is aimed at improving pensions until a new social security system is implemented. The bill would reduce to 85 years, down from 110 years, the maximum survival age considered in the mortality table for the calculation of pensions. In addition, this draft bill proposes the creation of a longevity insurance to cover the risk of surviving individual savings to guarantee the payment of pensions to those persons who exceed this new maximum age of survival. The detailed regulation of such longevity insurance will be a matter of law. As of the date of this amendment to the Annual Report, the draft bill is being discussed in Congress.

On that same date, Congress approved the merger of six draft bills to amend the Constitution that have been submitted in the last months. All of them seeking to allow pension fund account holders to make a fourth withdrawal of funds from their individual accounts. These initiatives include a proposal for partial withdrawals, in the same line as the previous approved withdrawals, as well as the possibility of a total withdrawal of pension funds. Regardless of the foregoing, a seventh draft bill to amend the Constitution was submitted to Congress on June 16, 2021. This last motion aims at allowing a withdrawal of up to a 100% of the funds, for account holders about to reach retirement age, and whose replacement rate is less than 30% of their average remunerations of the last six months worked. As of the date of this amendment to the Annual Report, these draft bills are being discussed in Congress.

According to information provided by the pension fund industry, as of August 20, 2021, the total amount that pension fund account holders have redeemed pursuant to the first, second and third withdrawals permitted in connection with the COVID-19 pandemic is approximately US$48,325,000,000. According to the same source, a total of 12,240,181 individuals submitted a request in the first withdrawal, of which 98.7% have been paid, amounting to a total redemption of approximately US$19,690,000,000 from the pension funds. For the second withdrawal, 9,197,004 individuals requested withdrawals, of which 97.2% were paid, amounting to a total redemption of approximately US$15,824,000,000. According to the same source, as of March 12, 2021, following the first and second withdrawal, a total of 2,953,525 account holders of the system have withdrawn all their funds and no longer have pension savings in their mandatory individually funded accounts. Finally, as for the third withdrawal, 7,232,512 individuals requested withdrawals, of which 96.9% were paid, amounting to a total redemption of approximately US$12,811,000,000. For a more details on the first, second and third withdrawals, see “Monetary and Financial System — Pension Funds and the Chilean Pension System” in the Annual Report.

The Chilean Constitution and Government

On July 27, 2021, members of the Chamber of Deputies submitted to Congress a draft bill amending the Constitution to eliminate the offices of regional presidential delegates and provincial presidential delegates, and allocate those functions and powers in elected regional governments and elected regional governors (See “Republic of Chile” – “Regional Elections” in the Annual Report). As of the date of this amendment to the Annual Report, this draft bill is being discussed in Congress.

On August 7, 2021, Law No. 21,364 was published in the Official Gazette, creating the National System for Disaster Prevention and Response (Servicio Nacional de Prevención y Respuesta ante Desastres or SENAPRED). This new agency will replace the former National Emergency Office (ONEMI) on a date to be determined by the President of the Republic, and will be organized as a decentralized and territorially deconcentrated entity in charge of advising, coordinating, organizing, planning, and supervising activities related to Disaster Risk Management. This legislative initiative was prompted by the 8.8 magnitude earthquake that struck Chile in 2010, that revealed the shortcomings in the ability of the government and its institutions to deal with large-scale emergencies.

On August 10, 2021, members of the Chamber of Deputies submitted to Congress a draft bill to amend the Regional Government and Administration Law to achieve gender parity in the composition of Regional Councils (See “Republic of Chile” – “Regional Elections” in the Annual Report). The draft bill establishes that in each provincial district, lists of candidates must have the same number of women and men, and a female candidate would always head such candidates’ lists. If the total number of candidates is odd, one sex may not outnumber the other by more than one. As of the date of this amendment to the Annual Report, this draft bill is being discussed in Congress.

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On August 17, 2021, as part of the government’s Modernization Agenda, the President of the Republic announced the submission of two draft bills to Congress, that seek to improve the management of human resources in the government and provide better corporate governance to state-owned companies and public services. The purpose of these bills is to grant state–owned companies and public services greater autonomy from the Government. These bills seek to expand and apply the Senior Public Management System (Sistema de Alta Dirección Pública) to the boards of directors of state-owned companies, and to strengthen the National Civil Service Directorate (Dirección Nacional del Servicio Civil), giving it greater powers in the strategic design of personnel policies, staffing analysis and coordination of training. In addition, these draft bills, aim at modernizing the corporate governance of the Chilean Economic Development Agency (Corporación de Fomento de la Producción or “CORFO”), moving from unipersonal management to collegiate bodies selected on merit, and improve the corporate governance of the state-owned bank (Banco Estado) and of the National Mining Company (Empresa Nacional de Minería).

On August 23, 2021, the deadline for the registration of candidacies for the November 2021 presidential election expired. In addition to the candidates who were placed on the ballot after winning the July 2021 presidential primaries for their respective parties: Sebastián Sichel of the center-right coalition (Chile Vamos) and Gabriel Boric (Apruebo Dignidad) of the left coalition, (See, “Recent Developments” – “The Chilean Constitution and Government” in Amendment No. 2 to the Annual Report), five additional candidates registered, namely, Yasna Provoste (Democracia Cristiana) representing the center-left coalition, José Antonio Kast, representing the right-wing party (Partido Republicano), Franco Parisi (Partido de la Gente), Marco Enríquez-Ominami (Partido Progresista) and Eduardo Artés (Partido Unión Patriotica).

The Constitutional Convention

On July 21, 2021, the Constitutional Convention approved the formation of five new provisional committees: (i) Human Rights; (ii) Communications, Information and Transparency; (iii) Indigenous Participation and Consultation; (iv) Popular Participation and Territorial Equity; and (v) Decentralization, Equity and Territorial Justice. These committees, together with the existing committees focused on budget and ethics, are responsible for submitting proposals to the Constitutional Convention for the drafting of the text of the convention rules of procedure.

Environment

On August 23, 2021, the President of the Republic inaugurated the first green hydrogen plant in Latin America that produced green hydrogen molecule, a development that constitutes a milestone in the country’s progress for the development of clean energies related to the government’s commitment to combat climate change and achieve carbon neutrality by 2050.

Banking Regulation

Between August 10, 2021 and August 23, 2021, the CMF held a public consultation process regarding a proposed amendment to the Compendium of Accounting Standards for Banks, published in December 2019, that would incorporate the new international accounting information implemented under Basel III. The proposal includes accounting information and analysis to comply with full implementation of Basel III standards and clarifies situations arising both from internal analysis and feedback received from stakeholders in the banking system. As of the date of this amendment to the Annual Report, the CMF has not published the relevant regulation.

On August 23, 2021, the Central Bank of Chile issued regulation No. 3013-886 (Circular N° 3013-886) to amend Chapter III.B.1 and Chapter III.D.1 of the Compendium of Financial Regulations to add to the London Interbank Offered Rate (LIBOR) and the US prime bank interest rate published by the Wal Street Journal (Prime), other reference interest rates that are widely accepted and utilized in the international financial markets, including foreign reference rates free of risk such as SOFR (Secured Overnight Financing Rate), ESTR (Euro Short-term Rate), SONIA (Sterling Overnight Index Average) TONA (Tokyo Overnight Average Rate) and SARON (Swiss Average Rate Overnight).

On September 3, 2021, the President of the Republic submitted to Congress a draft bill to promote competition and financial inclusion through innovation and use of technologies in financial services that would regulate the Fintech industry in Chile. According to this draft bill, the CMF would be supervising services, such as collective financing platforms, alternative trading services, order routers and financial instrument intermediaries. In addition, the draft bill proposes an open finance system where several entities participating in the financial system such as banks and credit card providers, among others, will have to provide certain information of their clients to a centralized system in order to minimize information asymmetries between financial services providers and increase competition, inclusion and innovation in the industry. As of the date of this amendment to the Annual Report, this draft bill is being discussed in Congress.

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THE ECONOMY

Economic Performance Indicators

The following table sets forth changes in the Imacec, Mining Imacec and Non-mining Imacec for the periods indicated:

Imacec, Mining Imacec and Non-mining Imacec

(% change from same period in previous year)

	Imacec	Mining Imacec	Non-mining Imacec
2021
January	(2.9)	(2.0)	(2.8)
February	(2.0)	(6.1)	(1.2)
March	6.2	1.5	7.1
April	14.6	5.2	15.9
May	19.2	1.5	21.6
June	20.6	1.7	23.2
July	18.1	(1.9)	20.8

The following table sets forth certain macroeconomic performance indicators for the first half of 2021:

	Current Account (millions of US$)	GDP Growth (in %)	Domestic Demand Growth (in %)
2021
First quarter	(1,836.8)	0.5	7.1
Second quarter	(2,637.7)	18.1	31.7

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The following tables present GDP and expenditures measured at current prices and in chained volume at previous year prices, each for the periods indicated:

Nominal GDP and Expenditures
(at current prices for period indicated, in billions of Chilean pesos)

	Six months ended June 30,
	2020	2021
Nominal GDP	97,004	113,860
Aggregate Domestic Demand	91,540	110,452
Gross Fixed Capital Formation	19,955	22,388
Change in Inventories	1,026	3,581
Total Consumption	70,559	84,482
Private Consumption	55,390	67,991
Government Consumption	15,169	16,491
Total Exports	31,413	34,968
Total Imports	25,950	31,560
Net Exports	5,463	3,409

Source: Chilean Central Bank.

Real GDP and Expenditure
(chained volume at previous year prices, in billions of Chilean pesos)

	Six months ended June 30,
	2020	2021
Real GDP	71,480	77,752
Aggregate Domestic Demand	68,401	81,035
Gross Fixed Capital Formation	14,281	16,005
Change in Inventories	704	2,572
Total Consumption	53,416	62,458
Private Consumption	43,925	51,868
Government Consumption	9,476	10,683
Total Exports	22,594	21,637
Total Imports	19,541	24,936
Net Exports	3,053	(3,299)

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Composition of Demand

The primary component of aggregate demand is private consumption, which as a percentage of GDP, represented 59.7% in the six months ended June 30, 2021. Government consumption decreased from 15.6% of GDP in the six months ended June 30, 2020 to 14.5% of GDP in the six months ended June 30, 2021. Another key component of demand, gross fixed capital formation, accounted for 19.7% of GDP in the six months ended June 30, 2021 and 20.6% in the six months ended June 30, 2020.

The following table presents nominal GDP by categories of aggregate demand:

Nominal GDP by Aggregate Demand
(percentage of total GDP, except as indicated)

	Six months ended June 30,
	2020		2021
Nominal GDP (in billions of Chilean pesos)	Ps.	97,004	Ps.	113,860
Domestic Absorption		94.4		97.0
Total Consumption		72.7		74.2
Private Consumption		57.1		59.7
Government Consumption		15.6		14.5
Change in inventories		1.1		3.1
Gross Fixed Capital Formation		20.6		19.7
Exports of goods and services		32.4		30.7
Imports of goods and services		26.8		27.7

Source: Chilean Central Bank.

Savings and Investment

In the six months ended June 30, 2021, total gross savings (or domestic gross investment) increased 1.2 % as a percentage of GDP.

Savings and Investment
(% of GDP)

	Six months ended June 30,
	2020	2021
National Savings	23.5	20.0
External Savings	(1.9)	2.8
Total Gross Savings or Domestic Gross Investment	21.6	22.8

Source: Chilean Central Bank.

Principal Sectors of the Economy

In the six months ended June 30, 2021, GDP grew by 8.8 % compared to the same period in 2020, mainly due to both the government’s decision to gradually ease lockdown measures in order to promote economic activity and given that the 2020 GDP numbers were relatively low as a result of the COVID-19 pandemic.

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The following tables present the components of Chile’s GDP and their respective growth rates for the periods indicated:

Nominal GDP by Sector
(% of GDP, except as indicated)

	Six months ended June 30,
	2020		2021
Primary sector		15.9		18.9
Agriculture, livestock and forestry		4.4		3.9
Fishing		0.5		0.3
Mining		11.0		14.7
Copper		9.8		13.4
Other		1.2		1.3
Manufacturing sector		10.4		9.7
Foodstuffs, beverages and tobacco		4.9		4.4
Textiles, clothing and leather		0.1		0.1
Wood products and furniture		0.6		0.7
Paper and printing products		0.8		0.7
Chemicals, petroleum, rubber and plastic products		2.2		2.0
Non-metallic mineral products and base metal products		0.4		0.5
Metal products, machinery and equipment and miscellaneous manufacturing		1.5		1.4
Services sector		65.8		63.1
Electricity, oil and gas and water		3.0		2.7
Construction		6.1		5.5
Trade and catering		10.5		11.8
Transport		4.1		4.0
Communications		2.1		1.9
Financial services		14.6		13.4
Housing		8.3		7.3
Personal services		12.1		11.9
Public administration		5.1		4.5
Subtotal		92.1		91.7
Net adjustments for payments made by financial institutions, VAT and import tariffs		7.9		8.3
Total GDP		100.0		100.0

Nominal GDP (in billions of Chilean pesos)	Ps.	97,003	Ps.	113,860

Source: Chilean Central Bank.

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Change in GDP by Sector
(% change from previous year, except as indicated)

	Six months ended June 30,
	2020		2021
Primary sector		1.5		1.5
Agriculture, livestock and forestry		(3.4)		3.3
Fishing		(11.6)		10.8
Mining		4.4		0.3
Copper		3.1		(0.3)
Other		16.4		5.8
Manufacturing sector		(6.4)		9.9
Foodstuffs, beverages and tobacco		(3.7)		7.2
Textiles, clothing and leather		(33.0)		35.3
Wood products and furniture		(11.8)		15.8
Paper and printing products		(4.1)		1.0
Chemicals, petroleum, rubber and plastic products		(8.8)		10.9
Non-metallic mineral products and base metal products		(9.2)		24.1
Metal products, machinery and equipment and miscellaneous manufacturing		(3.7)		10.7
Services sector		(8.3)		8.9
Electricity, oil and gas and water		(2.5)		5.6
Construction		(7.8)		0.5
Trade and catering		(14.0)		23.0
Transport		(17.7)		4.2
Communications		(0.4)		7.1
Financial Services		(1.1)		3.1
Housing		(2.2)		3.6
Personal Services		(20.4)		18.9
Public Administration		3.4		3.3
Subtotal		(6.5)		7.8
Net adjustments for payments made by financial institutions, VAT and import tariffs		(11.5)		20.1
Total GDP		(7.2)		8.8
Real GDP (chained volume at previous year prices, in billions of Chilean pesos)	Ps.	71,479	Ps.	77,752

Source: Chilean Central Bank.

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Employment and Labor

Employment

The following table presents information on employment and the labor force in Chile for the period indicated:

Employment and Labor
(in thousands of persons or percentages)

Three months ended June 30, 2021
Nationwide:

Labor force	8,885
Employment	8,041
Participation rate (%)	55.9
Unemployment rate (%)	9.5
Santiago:
Labor force	3,206
Employment	2,884
Participation rate (%)	54.9
Unemployment rate (%)	10.1

Source:  National Statistics Institute and University of Chile surveys.

The following table presents information regarding the average percentage of the labor force working in each sector of the economy for the period indicated:

Employment
 (% of total labor force employed)

Three months ended June 30, 2021 (1)
Primary sector	8.7
Agriculture, livestock and forestry and fishing	6.0
Mining	2.7
Manufacturing sector	10.3
Services sector	80.8
Electricity, gas and water	1.2
Construction	9.2
Trade and catering	22.6
Transport and communications	9.1
Financial services	2.2
Community and social services(2)	36.5
Total	100.0

(1)  Constitutes an average for the three months ended June 30, 2021.

(2)  Includes services related to housing, professional, technical and administrative support activities, public administration and defense, education and health, among others.

Source:  National Statistics Institute.

During the second quarter of 2021, ended on June 30, 2021, women accounted on average for 41.2% of the total nationwide labor force, compared to 40.5% during the same period in 2020.

Wages

The following table sets forth changes in average real wages in the six months ended June 30, 2021, compared to the same period in 2020.

Real Wages
(% change from same period in 2020)

Six months ended June 30, 2021
Average real wages	2.0%
Average change in productivity	8.1%

Sources: Chilean Central Bank and National Statistics Institute.

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BALANCE OF PAYMENTS AND FOREIGN TRADE

Merchandise Trade

The primary countries of origin of Chile’s imports for the seven months ended July 31, 2021 were China (which accounted for 28.3% of total imports), the United States (18.3%), Brazil (7.7%), Argentina (4.8%), Germany (3.6%) and Mexico (2.9%). The primary destinations of Chile’s exports for the seven months ended July 31, 2021 were China (which received 38.7% of Chile’s total exports), the United States (15.5%), Japan (8.1%), South Korea (5.2%) and Brazil (4.8%). During the seven months ended July 31, 2021, Chile’s exports to Asia, as a percentage of total exports, reached 58.1% compared to the same period in 2020, as well as the proportion of Chile’s exports to North America, which were stable at 18.5%, compared to the same period in 2020.

In the seven months ended July 31, 2021, merchandise exports totaled US$53.4 billion and merchandise imports totaled US$44.4 billion. Intermediate goods, such as oil and others fossil fuels, accounted for 54% of total imports in the seven months ended July 31, 2021 compared to 56% for the same period in 2020. Imports of consumer goods amounted to 32% of total imports in the seven months ended July 31 compared to 28% in the same period in 2020. Imports of capital goods accounted for 22% of total imports for that period compared to 24% for the same period in 2020.

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The following tables set forth information regarding exports and imports for the periods:

Geographical Distribution of Merchandise Trade
(% of total exports/imports)

	Seven months ended July 31, 2020	Seven months ended July 31, 2021
Imports (CIF)
Americas:
Argentina	5.3	4.8
Brazil	7.1	7.7
Mexico	2.7	2.9
United States	19.2	18.3
Other	8.5	8.6
Total Americas:	42.9	42.3
Europe:
France	1.5	1.5
Germany	4.0	3.6
Netherlands	0.7	0.7
Spain	2.3	2.5
United Kingdom	0.9	0.8
Other	7.8	6.6
Total Europe:	17.3	15.7
Asia:
Japan	2.3	2.3
South Korea	1.6	1.9
Taiwan	0.4	0.4
China	27.1	28.3
Other	5.0	5.4
Total Asia:	36.4	38.4
Other:(1)	3.4	3.6
Total exports:	100.0%	100.0%

Exports (FOB)
Americas:
Argentina	0.7	0.7
Brazil	3.7	4.8
Mexico	1.5	1.5
United States	14.3	15.5
Other	7.7	6.9
Total Americas:	27.9	29.4
Europe:
France	2.4	1.3
Germany	1.3	1.1
Netherlands	2.0	1.5
Spain	1.5	1.6
United Kingdom	0.9	0.6
Other	5.7	5.0
Total Europe:	13.8	11.2
Asia:
Japan	9.1	8.1
South Korea	5.9	5.2
Taiwan	2.5	1.8
China	36.4	38.7
Other	3.7	3.6
Total Asia:	56.9	58.1
Other:(1)	1.4	1.3
Total imports:	100.0%	100.0%

(1)	Includes Africa, Oceania and other countries, including those in tax free zones.

Source: Chilean Central Bank.

MONETARY AND FINANCIAL SYSTEM

Monetary and Exchange Rate Policy

Monetary Policy and Interest Rate Evolution

The following table sets forth the Chilean Central Bank’s average interest rates for 2021 (through July 31, 2021).

Chilean Central Bank Average Interest Rates
(in %)

	BCP(1)(3)		BCU(2)(3)
Year	5 years	10 years	5 years	10 years	TPM
2021 (through July 31)	3.68	4.43	0.76	1.57	0.75

(1)	BCP: Peso-denominated Chilean Central Bank notes.

(2)	BCU: UF-denominated Chilean Central Bank notes.

(3)	BCU and BCP are part of the inflation-indexed and peso-denominated financial instruments issued by the Chilean Central Bank since September 2003. See “Monetary and Exchange Rate Policy—Monetary Policy and Interest Rate Evolution” in the Annual Report.

Source: Chilean Central Bank.

On August 31, 2021, the Chilean Central Bank announced increased the TPM by 0.75% to 1.50%, mainly to prevent an increase in inflation above the 3.0% (+/- 1.0%) target band.

Inflation

The following table shows changes in the CPI and the PPI for the period indicated.

Inflation

(% change from same period in 2020)

	CPI	PPI (1)
Seven months ended July 31, 2021	4.5	27.4

(1)	Manufacturing, mining and electricity, water and gas distribution industries.

Source:  CPI, Chilean Central Bank.  PPI, National Institute of Statistics

Exchange Rate Policy

The Chilean peso traded at Ps.758.5/US$1.00 on July 31, 2021, compared to Ps.711.2/US$1.00 on December 31, 2020.

The following table shows the high, low, average and period-end Chilean peso/U.S. dollar exchange rate for the seven months ended July 31, 2021.

Observed Exchange Rates (1)
(pesos per US$)

	High	Low	Average(2)	Period-End
Seven months ended July 31, 2021	767.3	693.7	724.4	758.5

(1)	The table presents the high, low, average and period-end observed rates for the period.

(2)	Represents the average of average monthly rates for the period indicated.

Source:  Chilean Central Bank.

Financial Sector

General Overview of Banking System

The following tables provide certain statistical information on the financial system:

Chilean Financial System
(in millions of US$, except for percentages)

	As of June 30, 2021
	Assets		Loans		Deposits		Shareholders’ Equity(1)
	Amount (in millions of US$)	Market Share (%)	Amount (in millions of US$)	Market Share (%)	Amount (in millions of US$)	Market Share (%)	Amount (in millions of US$)	Market Share (%)
Domestically owned private-sector banks	372,398	83.3%	241,930	86.3%	187,057	80.8%	26,624	88.3%
Foreign- owned private-sector banks(2)	2,020	0.5%	245	0.1%	443	0.2%	630	2.1%
Private-sector total	374,418	83.7%	242,175	86.4%	187,500	81.0%	27,254	90.3%
Banco Estado	72,861	16.3%	38,021	13.6%	44,003	19.0%	2,912	9.7%
Total banks	447,279	100.0%	280,196	100.0%	231,503	100.0%	30,166	100.0%

(1)           Corresponds to the “Capital Básico”. This item included capital and reserves.

(2)           Foreign owned subsidiaries of foreign banks are classified as domestically owned private sector banks. If classified as foreign owned private sector banks, the market share of foreign owned private sector banks as of June 30, 2021 would be as follows: assets: 41.1%, loans: 41.5%, deposits: 38.0% and shareholders’ equity: 40.6%, with the corresponding reduction in the market share of domestically owned private sector banks.

Source: CMF.

The following tables set forth the total assets of the four largest Chilean private-sector banks, the state-owned Banco Estado and other banks in the aggregate for the periods indicated:

	As of June 30, 2021
	in billions of Pesos	Market Share (%)
Banco Santander-Chile	58.8	16.1%
Banco Estado	53.6	14.7%
Banco de Chile	47.3	12.9%
Banco de Crédito e Inversiones	57.9	15.8%
Scotiabank Chile	36.6	11.1%
Itaú Corpbanca	34.4	9.4%
Other banks	40.2	21.0%
Total Banking System	328.9	100.0%

Source: CMF.

Capital Markets

Stock Exchanges

The table below summarizes the value of the main indexes of the Santiago Stock Exchange as of June 30, 2021:

Indicators for the Santiago Stock Exchange

	S&P/CLX/ IGPA(1)	S&P/CLX/ IPSA(2)
As of June 30, 2021	21.731	4.331

(1)                      The General Stock Price Index (Índice General de Precios de Acciones, or S&P/CLX IGPA) is an index designed to serve as a broad benchmark for the Chilean equities market. The index seeks to measure the performance of Chile-domiciled stocks listed on the Santiago Stock Exchange that have a relevant trading presence. Pension funds are not covered by the index.

(2)                      The Selective Stock Price Index (Índice de Precios Selectivo de Acciones, or S&P/CLX IPSA) is an index designed to measure the performance of the largest and most liquid stocks listed on the Santiago Stock Exchange.

Source:  Santiago Stock Exchange.

Institutional Investors

The following table sets forth the amount of assets of the various types of institutional investors in Chile as of the dates indicated:

Total Assets of Institutional Investors (in billions of US$)

	Pension Funds (AFPs)	Insurance Companies	Mutual Funds
As of June 30, 2021	188	56	63

Source: CMF, Superintendency of Pensions.

Pension Funds and the Chilean Pension System

As of June 30, 2021, the AFPs held aggregate financial assets totaling approximately US$188.4 billion, compared to US$199.0 billion as of December 31, 2020. The decrease is explained by the exceptional withdrawals allowed by the applicable laws. See “Recent Developments—Republic of Chile — Pension Funds and the Chilean Pension System” and “Monetary and Financial System — Pension Funds and the Chilean Pension System” in the Annual Report.

Central Government External Bonds

As of August 30, 2021, Chile had the following global bonds outstanding:

•	3.250% US$446,783,000 Notes due September 14, 2021;

•	2.250% US$427,707,000 Notes due October 30, 2022;

•	1.625% €1,641,550,000 Notes due January 30, 2025;

•	3.125% US$318,728,000 Notes due March 27, 2025;

•	1.750% €1,109,770,000 Notes due January 20, 2026;

•	3.125% US$709,316,000 Notes due January 21, 2026;

•	0.100% €1,000,000,000 Notes due January 26, 2027;

•	3.240% US$2,000,000,000 Notes due February 6, 2028;

•	1.440% €709,103,000 Notes due February 1, 2029;

•	1.875% €1,490,765,000 Notes due May 27, 2030;

•	2.450% US$1,758,000,000 Notes due January 31, 2031;

•	0.830% €1,954,685,000 Notes due July 2, 2031;

•	2.550% US$1,500,000,000 January 27, 2032;

•	2.550% US$2,250,000,000 July 27, 2033;

•	1.300% €750,000,000 July 26, 2036;

•	1.250% €1,269,017,000 Notes due January 29, 2040;

•	3.100% US$2,700,000,000 Notes due May 7, 2041;

•	3.625% US$407,620,000 Notes due October 30, 2042;

•	3.860% US$1,284,412,000 Notes due June 21, 2047;

•	3.500% US$2,318,357,000 Notes due January 25, 2050;

•	2.550% €1,250,000,000 Notes due January 22, 2051;

•	3.500% US$1,500,000,000 Notes due April 15, 2053; and

•	3.100% US$2,000,000,000 Notes due January 22, 2061.

Central Government Domestic Bonds

As of August 30, 2021, Chile had the following local bonds outstanding:

•	0.0% Ps.590,000 million treasury bonds due September 24, 2021;

•	0.0% Ps.590,000 million treasury bonds due October 22, 2021;

•	0.0% Ps.590,000 million treasury bonds due November 19, 2021;

•	6.0% Ps.53,815 million treasury bonds due January 1, 2022;

•	0.0% Ps.590,000 million treasury bonds due March 25, 2022;

•	0.0% Ps.320,000 million treasury bonds due April 15, 2022;

•	4.0% Ps.1,840,145 million treasury bonds due March 1, 2023;

•	0.0% Ps.350,000 million treasury bonds due April 21, 2023;

•	0.0% Ps.350,000 million treasury bonds due May 19, 2023;

•	6.0% Ps.26,460 million treasury bonds due January 1, 2024;

•	2.5% Ps.5,581,760 million treasury bonds due March 1, 2025;

•	5.5% Ps.3,629,400 million treasury bonds due March 1, 2026;

•	5.0% Ps.1,500,000 million treasury bonds due October 1, 2028;

•	2.3% Ps.1,040,000 million treasury bonds due October 1, 2028;

•	4.7% Ps.3,595,780 million treasury bonds due September 1, 2030;

•	6.0% Ps.4,405 million treasury bonds due January 1, 2032;

•	6.0% Ps.560,000 million treasury bonds due October 1, 2033;

•	6.0% Ps.6,155 million treasury bonds due January 1, 2034;

•	5.0% Ps.4,120,200 million treasury bonds due March 1, 2035;

•	6.0% Ps.3,247,570 million treasury bonds due January 1, 2043;

•	5.1% Ps.1,170,595 million treasury bonds due July 15, 2050;

•	3.0% UF 1,346.5 thousand treasury bonds due January 1, 2022;

•	1.3% UF 47,072.5 thousand treasury bonds due March 1, 2023;

•	4.5% UF 8,470 thousand treasury bonds due October 15, 2023;

•	3.0% UF 1,410 thousand treasury bonds due January 1, 2024;

•	4.5% UF 2,140 thousand treasury bonds due August 1, 2024;

•	0.0% UF 48,964 thousand treasury bonds due March 1, 2025;

•	2.6% UF 533 thousand treasury bonds due September 1, 2025;

•	1.5% UF 182,310 thousand treasury bonds due March 1, 2026;

•	3.0% UF 349 thousand treasury bonds due March 1, 2027;

•	3.0% UF 1,350 thousand treasury bonds due March 1, 2028;

•	0.0% UF 20,070 thousand treasury bonds due October 1, 2028;

•	3.0% UF 956 thousand treasury bonds due March 1, 2029;

•	3.0% UF 2,658 thousand treasury bonds due January 1, 2030;

•	1.9% UF 86,077.5 thousand treasury bonds due September 1, 2030;

•	3.0% UF 298 thousand treasury bonds due January 1, 2032;

•	0.0% UF 15,400 thousand treasury bonds due October 1, 2033;

•	3.0% UF 267.5 thousand treasury bonds due January 1, 2034;

•	2.0% UF 150,760 thousand treasury bonds due March 1, 2035;

•	3.0% UF 2,268.5 thousand treasury bonds due March 1, 2038;

•	3.0% UF 2,708 thousand treasury bonds due March 1, 2039;

•	3.0% UF 1,833 thousand treasury bonds due January 1, 2040;

•	3.0% UF 500.5 thousand treasury bonds due January 1, 2042;

•	3.0% UF 180,850 thousand treasury bonds due January 1, 2044; and

•	2.1% UF 31,081.5 thousand treasury bonds due July 15, 2050.

DESCRIPTION OF THE NOTES

Chile will issue the notes under the indenture entered into on December 12, 2014, as supplemented by the first supplemental indenture dated as of May 27, 2015, between Chile and The Bank of New York Mellon, as trustee. The indenture, as it may be amended from time to time, is referred to herein as the “indenture.” The information contained in this section summarizes the principal terms of the notes. The prospectus to which this prospectus supplement is attached contains a summary of the indenture and other general terms of the notes. You should review the information contained herein and in the accompanying prospectus. You should also read the indenture and the form of the notes before making your investment decision. Chile has filed a form of the indenture with the SEC. Copies of the indenture will also be made available at the offices of the trustee.

General Terms of the Notes

The notes will:

•	be issued on or about September 21, 2021 in an aggregate principal amount of €918,000,000;

•	mature on January 21, 2029;

•	be issued in denominations of €100,000 and integral multiples of €1,000 in excess thereof;

•	bear interest at a rate of 0.555% per year, commencing on September 21, 2021 and ending on the maturity date. Interest on the notes will be payable annually on January 21 of each year, commencing on January 21, 2022 (first short coupon). Interest on the notes in respect of any period of less than one year will be calculated on the basis of a 365 (or 366) day year;

•	pay interest to persons in whose names the notes are registered at the close of business on January 20, preceding each payment date;

•	constitute direct, general, unconditional and unsubordinated external indebtedness of Chile for which the full faith and credit of Chile is pledged;

•	rank without any preference among themselves and equally with all other unsubordinated external indebtedness of Chile (it being understood that this provision will not be construed so as to require Chile to make payments under the notes ratably with payments being made under any other external indebtedness);

•	be represented by one or more global securities in book-entry, registered form only;

•	be registered in the name of the common depositary of Euroclear or Clearstream, Luxembourg;

•	be redeemable at the option of Chile before maturity. See “—Optional Redemption” in this prospectus supplement; and

•	contain “collective action clauses” under which Chile may amend certain key terms of the notes, including the maturity date, interest rate and other terms, with the consent of less than all of the holders of the notes.

Optional Redemption

At any time on or after November 21, 2028 (two months prior to the maturity date of the notes), Chile will have the right at its option, upon giving not less than 30 days’ nor more than 60 days’ notice, to redeem the notes prior to their maturity, in whole at any time or in part from time to time, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest and additional amounts, if any, on the principal amount of the notes to, but excluding, the date of redemption.

Payments of Principal and Interest

For purposes of all payments of interest, principal or other amounts contemplated herein, “business day” means any day that is a day on which the Trans-European Automated Real-time Settlement Express Transfer (TARGET) System (or any successor thereto) is open for business and a day on which commercial banks are open for dealings in Euro deposits in the London interbank market.

If any date for an interest or principal payment on a note is not a business day, Chile will make the payment on the next business day. No interest on the notes will accrue as a result of any such delay in payment.

If any money that Chile pays to the trustee or to any paying agent to make payments on any notes is not claimed at the end of two years after the applicable payment was due and payable, then the money will be repaid to Chile upon Chile’s written request. After any such repayment, neither the trustee nor any paying agent will be liable for that payment to the relevant holders. Chile will hold the unclaimed money in trust for the relevant holders until five years from the date on which the payment first became due.

Paying Agents; Transfer Agents; Registrar

Until the notes are paid, Chile will maintain a principal paying agent in London, England and a transfer agent, paying agent and a registrar in New York City. Chile has initially designated the corporate trust office of the trustee as the place where the register will be maintained. You can contact the paying agent and transfer agent at the addresses listed on the inside back cover of this prospectus supplement.

Further Issues

Chile may from time to time, without the consent of the holders, increase the size of the issue of the notes, or issue additional debt securities having the same terms and conditions as the notes in all respects, except for the issue date, issue price and first payment on those additional notes or debt securities; provided, however, that any additional debt securities subsequently issued that are not fungible with the previously outstanding notes for U.S. federal income tax purposes shall have a separate CUSIP, ISIN or other identifying number from the previously outstanding notes. Additional debt securities of a series issued in this manner will be consolidated and form a single series with the previously outstanding notes.

Notices

Chile will publish notices in a leading newspaper having general circulation in New York City and London (which is expected to be The Wall Street Journal and Financial Times, respectively).

In addition to the above, Chile will mail notices to holders at their registered addresses. So long as the notes are represented by a global security deposited with a custodian for the common depositary for Euroclear and Clearstream, Luxembourg, notices to be given to holders will be given to Euroclear and Clearstream, Luxembourg in accordance with their applicable policies as in effect from time to time. If we issue notes in certificated form, notices to be given to holders will be sent by mail to the respective addresses of the holders as they appear in the trustee’s records, and will be deemed given when mailed.

Global Notes

Payments of principal, interest and additional amounts, if any, in respect of the notes will be made in Euros to the common depositary of Euroclear and Clearstream, Luxembourg, or its nominee.

Euroclear and Clearstream, Luxembourg are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. Neither Chile nor the trustee will be responsible for Euroclear’s or Clearstream, Luxembourg’s performance of their obligations under their rules and procedures. Additionally, neither Chile nor the trustee will be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.

Chile may issue the notes in the form of one or more notes, the ownership and transfer of which are recorded in computerized book-entry accounts, eliminating the need for physical movement of notes. Chile refers to the intangible securities represented by a global security as “book-entry” securities.

When Chile issues book-entry securities, it will deposit the applicable global security with a clearing system. The global note will be either registered in the name of the clearing system or its nominee or common depositary. Unless a global note is exchanged for certificated securities, as discussed under “Description of the Securities—Certificated Securities” in the accompanying prospectus, it may not be transferred, except among the clearing system, its nominees or common depositaries and their successors. Clearing systems include Euroclear and Clearstream, Luxembourg.

Clearing systems process the clearance and settlement of book-entry securities for their direct participants. A “direct participant” is a bank or financial institution that has an account with a clearing system. The clearing systems act only on behalf of their direct participants, who in turn act on behalf of indirect participants. An “indirect participant” is a bank or financial institution that gains access to a clearing system by clearing through or maintaining a relationship with a direct participant. Euroclear and Clearstream, Luxembourg are connected to each other by a direct link. These arrangements permit you to hold the notes through participants in any of these systems, subject to applicable securities laws.

Ownership of Book-Entry Securities

If you wish to purchase the notes in global form, you must either be a direct participant or make your purchase through a direct or indirect participant. Investors who purchase global notes will hold them in an account at the bank or financial institution acting as their direct or indirect participant. Holding securities in this way is called holding in “street name.”

When you hold notes in street name, you must rely on the procedures of the institutions through which you hold your notes to exercise any of the rights granted to holders. This is because the legal obligations of Chile and the trustee run only to the registered owner of the global note, which will be the clearing system or its nominee or common depositary. For example, once Chile and the trustee make a payment to the registered holder of a global note, they will no longer be liable for the payment, even if you do not receive it. In practice, the clearing systems will pass along any payments or notices they receive from Chile to their participants, which will pass along the payments to you. In addition, if you desire to take any action which a holder of a global note is entitled to take, then the clearing system would authorize the participant through which you hold your book-entry note to take such action, and the participant would then either authorize you to take the action or would act for you on your instructions. The transactions between you, the participants and the clearing systems will be governed by customer agreements, customary practices and applicable laws and regulations, and not by any legal obligation of Chile or the trustee.

As an owner of book-entry securities represented by a global note, you will also be subject to the following restrictions:

•	you will not be entitled to (a) receive physical delivery of the notes in certificated form or (b) have any of the notes registered in your name, except under the circumstances described under “Description of the Securities—Certificated Securities” in the accompanying prospectus;

•	you may not be able to transfer or sell your notes to some insurance companies and other institutions that are required by law to own their notes in certificated form; and

•	you may not be able to pledge your notes in circumstances where certificates must be physically delivered to the creditor or the beneficiary of the pledge in order for the pledge to be effective.

TAXATION

The following discussion supplements, and to the extent inconsistent supersedes, the disclosure provided under the heading “Taxation” in the accompanying prospectus.

Chilean Taxation

The following is a general summary of the material consequences under Chilean tax law, as currently in effect, of an investment in the debt securities made by a “foreign holder”, as defined below. This summary is based on the tax laws of Chile as in effect on the date of this prospectus supplement, as well as regulations, rulings and decisions of Chile available on or before such date and now in effect. All of the foregoing is subject to change. For this purpose, “foreign holder” means either: (i) in the case of an individual, a person who is neither a resident nor domiciled in Chile (for purposes of Chilean taxation, an individual is (a) deemed a resident of Chile if he or she has remained in Chile for continued or discontinued periods of time that in total exceed 183 days within any period of twelve months and (b) domiciled in Chile if he or she resides in Chile with the actual or presumptive intent of staying in Chile); or (ii) in the case of a legal entity, a legal entity that is organized and exists under the laws of a jurisdiction other than Chile, unless the debt securities are assigned to or held by a branch, agent, representative or permanent establishment of such legal entity in Chile.

Under Chilean law, provisions contained in statutes such as tax rates applicable to foreign investors, the computation of taxable income for Chilean purposes and the manner in which Chilean taxes are imposed and collected may be amended only by another law or international tax treaty. In addition, the Chilean tax authorities enact rulings and regulations of either general or specific application and interpret the provisions of Chilean tax law. Chilean tax law may not be applied retroactively against taxpayers who act in good faith relying on such rulings, regulations or interpretations, but Chilean tax authorities may change their rulings, regulations or interpretations prospectively.

Under Chilean income tax law, payments of interest made by Chile to a foreign holder of the debt securities will be subject to a Chilean interest withholding tax currently assessed at a rate of 4.0%. Chile is required to withhold, declare and pay such withholding tax. As described above, Chile has agreed, subject to specific exceptions and limitations, to pay to the holders Additional Amounts in respect of the Chilean tax in order for the interest the foreign holder receives, net of the Chilean tax on interest income, to equal the amount which would have been received by the foreign holder in the absence of the withholding. See “Description of the Securities—Additional Amounts.” A foreign holder will not be subject to any Chilean withholding taxes in respect of payments of principal made by Chile with respect to the debt securities.

Chilean income tax law establishes that a foreign holder is subject to income tax on income from Chilean sources. For this purpose, income from Chilean sources means earnings from activities performed in Chile or from the operation, sale or disposition of, or other transactions in connection with, assets or goods located in Chile. Capital gains realized on the sale or other disposition by a foreign holder of the debt securities generally will not be subject to any Chilean taxes. The debt securities will be issued outside of Chile and, according to applicable law, held as not located in Chile. Accordingly, any capital gains from a sale or disposition thereof shall not constitute income from Chilean sources subject to Chilean taxes.

Further, under existing Chilean law and regulations, a foreign holder will not be subject to any Chilean taxes in respect of payments of principal made by Chile with respect to the debt securities. Any other payment to be made by Chile (other than interest, premium or principal on the notes and except for some special exceptions granted by Chilean law and tax treaties subscribed by Chile and currently in force) will be subject to up to 35% withholding tax.A foreign holder (other than a Chilean national) will not be liable for estate, gift, inheritance or similar taxes with respect to its holdings unless the debt securities held by a foreign holder are either (i) located in Chile at the time of such foreign holder’s death, or (ii) if the notes are not deemed located in Chile at the time of a foreign holder’s death, if such debt securities were purchased or acquired with cash obtained from Chilean sources.

The issuance of the debt securities by Chile is exempt from Chilean stamp, registration or similar taxes.

United States Federal Taxation

The following is a summary of certain United States federal income tax consequences resulting from the purchase, ownership and disposition of the notes and does not purport to be a comprehensive discussion of all the possible United States federal income tax consequences of the purchase, ownership or disposition of the notes. Except as otherwise noted below, this summary replaces, and should be read to supersede, the discussion of tax matters in the section entitled “Taxation—United States Federal Taxation” in the accompanying prospectus. This summary is based on the United States federal income tax laws, including the Internal Revenue Code of 1986, as amended (the “Code”), existing, temporary and proposed regulations (“Treasury Regulations”) promulgated thereunder, rulings, official pronouncements and judicial decisions, all as of the date of this prospectus supplement and all of which are subject to change, possibly with retroactive effect, or to different interpretations. It deals only with notes that are purchased as part of this offering and are held as capital assets by purchasers and does not deal with special classes of holders, such as brokers or dealers in securities or currencies, banks, tax exempt organizations, insurance companies, persons holding notes as a hedge or hedged against currency risk or as a part of a straddle or conversion transaction, entities taxed as partnerships or the partners therein, non-resident alien individuals present in the United States for more than 182 days in a taxable year, or United States persons (as defined below) whose functional currency is not the U.S. dollar. Further, it does not address the alternative minimum tax, the Medicare tax on net investment income, special rules for the taxable year of inclusion for accrual basis taxpayers under Section 451(b) of the Code or other aspects of United States federal income or state and local taxation that may be relevant to a holder in light of such holder’s particular circumstances. Prospective purchasers of notes should consult their own tax advisors concerning the consequences, in their particular circumstances, under the Code and the laws of any other taxing jurisdiction of the purchase, ownership and disposition of the notes.

In general, a United States person who holds the notes or owns a beneficial interest in the notes (a “U.S. holder”) will be subject to United States federal taxation. You are a United States person for United States federal income tax purposes if you are:

•	an individual who is a citizen or resident of the United States,

•	a corporation or other entity organized under the laws of the United States or any state thereof or the District of Columbia,

•	an estate, the income of which is subject to United States federal income taxation regardless of its source, or

•	a trust if (i) a United States court is able to exercise primary supervision over the trust’s administration and (ii) one or more United States persons have the authority to control all of the trust’s substantial decisions.

Tax Consequences to U.S. Holders

Taxation of Interest and Additional Amounts. If you are a U.S. holder, the interest on the notes (including any amounts withheld and any additional amounts paid with respect thereto) will generally be subject to United States taxation and will be considered ordinary interest income on which you will be taxed in accordance with the method of accounting you generally use for tax purposes. This discussion assumes that the notes will be issued with less than a de minimis amount of original issue discount for U.S. federal income tax purposes.

A U.S. holder that uses the cash method of accounting for United States federal income tax purposes and that receives a payment of interest will be required to include in ordinary income the U.S. dollar value of the euro (“foreign currency”) interest payment determined on the date such payment is received, regardless of whether the payment is in fact converted to U.S. dollars. A U.S. holder that uses the accrual method of accounting for tax purposes will accrue interest income on a note in foreign currency and translate the amount accrued into U.S. dollars based on the average exchange rate in effect during the interest accrual period (or portion thereof within such person’s taxable year), or, at such person’s election, at the spot rate of exchange on the last day of the accrual period (or the last day of the taxable year within such accrual period if the accrual period spans more than one taxable year), or at the spot rate of exchange on the date of receipt, if such date is within five business days of the last day of the accrual period. A U.S. holder that makes such election must apply it consistently to all debt instruments from year to year and cannot change the election without the consent of the Internal Revenue Service (the “IRS”).

A U.S. holder who uses the accrual method will recognize foreign currency gain or loss, as the case may be, on the receipt of an interest payment made with respect to a note if the exchange rate in effect on the date the payment is received differs from the rate applicable to a previous accrual of that interest income. This foreign currency gain or loss will generally (i) be treated as ordinary income or loss, (ii) not be treated as an adjustment to interest income received on the note, and (iii) be treated as U.S. source income or as an offset to U.S. source income, respectively.

Subject to the foreign currency rules discussed above, interest payments (including additional amounts) will constitute income from sources without the United States for foreign tax credit purposes. Such income generally will constitute “passive category income.” If you are a U.S. holder, withholding tax levied by the government of Chile will be eligible:

•	for deduction in computing your taxable income, or

•	at your election, for credit against your United States federal income tax liability, subject to generally applicable limitations and conditions.

The availability of the deduction or, if you elect to have the foreign taxes credited against your United States federal income tax liability, the calculation of the foreign tax credit involves the application of rules that depend on your particular circumstances. To benefit from a foreign tax credit or deduction with respect to the Chilean withholding tax, you may be required to furnish to the IRS a receipt evidencing that tax was withheld and paid by Chile or by a local custodian or other agent on your behalf. Chile does not intend to provide such a receipt or other direct evidence that tax was withheld with respect to interest. The IRS may, in its discretion, accept secondary evidence of the withholding and of the amount of the tax so withheld. Secondary evidence of withholding and payment of tax may include your books of account and the rates of taxation prevailing in Chile during the relevant period. You should consult with your own tax advisors regarding the availability of foreign tax credits and the treatment of additional amounts.

Taxation of Dispositions. If you are a U.S. holder, when you sell, exchange or otherwise dispose of the notes, you generally will recognize gain or loss equal to the difference between the amount you realize on the transaction and your adjusted tax basis in the notes.

Your adjusted tax basis in a note generally will be the U.S. dollar value of the cost of the note to you. Your amount realized upon the sale, exchange or retirement of a note will be the U.S. dollar value of the currency received calculated at the exchange rate in effect on the date the instrument is sold or disposed of (reduced by an amount, if any, attributable to accrued but unpaid stated interest, which is taxable in the manner described above under “—Taxation of Interest and Additional Amounts”). In the case of a note that is traded on an established securities market, a U.S. holder who uses the cash method, and if it so elects, a U.S. holder who uses the accrual method, will determine the U.S. dollar value of the amount realized by translating such amount at the spot rate on the settlement date of the sale. The election available to U.S. holders who use the accrual method in respect of the purchase and sale of notes traded on an established securities market, discussed above, must be applied consistently to all debt instruments from year to year and cannot be changed without the consent of the IRS. U.S. holders should consult their own tax advisors about the availability of this treatment (and in the case of accrual basis U.S. holders, the advisability of making this election).

Subject to the foreign currency rules discussed below, gain or loss realized by a U.S. holder on such sale or other taxable disposition generally will be capital gain or loss and will be long-term capital gain or loss if, at the time of the disposition, the notes have been held for more than one year. Certain non-corporate U.S. holder (including individuals) may be eligible for preferential rates of taxation in respect of long-term capital gains. The deductibility of capital losses is subject to limitations.

Gain or loss recognized by a U.S. holder on the sale, exchange or retirement of a note generally will be treated as ordinary income or loss to the extent that the gain or loss is attributable to changes in exchange rates during the period in which the person held such note. This foreign currency gain or loss will generally be treated as U.S. source income or as an offset to U.S. source income, respectively and will not be treated as an adjustment to interest income received on the notes. For a U.S. holder that uses the accrual method and does not make the election described above, the foreign currency gain or loss may include amounts attributable to changes in exchange rates between the trade date and the settlement date. In addition, upon the sale or other taxable disposition of a note, a U.S. holder who uses the accrual method may realize foreign currency gain or loss attributable to amounts received in respect of accrued and unpaid interest. The amount of foreign currency gain or loss realized with respect to principal and accrued interest will, however, be limited to the amount of overall gain or loss realized on the disposition.

Capital gain or loss, as well as any foreign currency gain or loss, recognized by a U.S. holder generally will be U.S. source gain or loss. Consequently, if any such gain would be subject to Chilean withholding tax, a U.S. holder may not be able to credit the tax against its United States federal income tax liability unless such credit can be applied (subject to applicable conditions and limitations) against tax due on other income treated as derived from foreign sources. U.S. holders should consult their own tax advisors as to the foreign tax credit implications of a disposition of the notes.

Tax Consequences to Persons Who Are Not U.S. Holders

Under current United States federal income tax law, if you are an individual, corporation, estate or trust and are not a U.S. holder, the interest payments (including any additional amounts) that you receive on the notes generally will be exempt from United States federal income tax, including withholding tax. However, to receive this exemption you may be required to satisfy certain certification requirements of the IRS to establish that you are not a U.S. holder.

If you are not a U.S. holder, any gain you realize on a sale or exchange of the notes generally will be exempt from United States federal income tax, including withholding tax, unless:

•	your gain is effectively connected with your conduct of a trade or business in the United States (and if an income tax treaty applies, it is attributed to a United States permanent establishment), or

•	you are an individual holder and are present in the United States for 183 days or more in the taxable year of the sale or exchange, and either (i) your gain is attributable to an office or other fixed place of business that you maintain in the United States or (ii) you have a “tax home” in the United States.

Backup Withholding and Information Reporting

Information returns may be required to be filed with the IRS in connection with payments made to certain U.S. holders. You may also be subject to information reporting and backup withholding tax requirements with respect to the proceeds from a sale of the notes. If you are a U.S. holder, you generally will not be subject to a United States backup withholding tax on these payments or proceeds if you provide your taxpayer identification number and certify that you are not subject to backup withholding. If you are not a U.S. holder, in order to avoid information reporting and backup withholding tax requirements you may have to comply with certification procedures to establish that you are not a U.S. holder.

Reportable Transactions

A United States taxpayer that participates in a “reportable transaction” will be required to disclose its participation to the IRS. Under the relevant rules, if the notes are denominated in a foreign currency, a U.S. holder may be required to treat a foreign currency exchange loss from the notes as a reportable transaction if this loss exceeds the relevant threshold in the regulations ($50,000 in a single taxable year, if the U.S. holder is an individual or trust, or higher amounts for other non-individual U.S. holder), and to disclose its investment by filing Form 8886 with the IRS. A penalty in the amount of $10,000 in the case of a natural person and $50,000 in all other cases is generally imposed on any taxpayer that fails to timely file an information return with the IRS with respect to a transaction resulting in a loss that is treated as a reportable transaction. Prospective purchasers are urged to consult their tax advisors regarding the application of these rules.

Federal Estate Tax

A note held by an individual holder who at the time of death is a non-resident alien generally will not be subject to United States federal estate tax.

UNDERWRITING (CONFLICTS OF INTEREST)

Banco Santander, S.A., BNP Paribas, Citigroup Global Markets Limited, Goldman Sachs & Co. LLC, J.P. Morgan Securities plc and Scotiabank Europe plc are acting as underwriters of the offering. Subject to the terms and conditions stated in the underwriting agreement related to the notes (the “Euro underwriting agreement”) dated as of September 14, 2021, the underwriters have severally but not jointly agreed to purchase, and Chile has agreed to sell to the underwriters, the principal amount of notes set forth opposite the underwriters’ names.

Underwriter	Principal Amount of Notes
Banco Santander, S.A	€153,000,000
BNP Paribas	153,000,000
Citigroup Global Markets Limited	153,000,000
Goldman Sachs & Co. LLC	153,000,000
J.P. Morgan Securities plc	153,000,000
Scotiabank Europe plc	153,000,000
Total	€918,000,000

The Euro underwriting agreement provides that the obligation of the underwriters to purchase the notes included in this offering is subject to approval of legal matters by counsel and to other conditions.

The underwriters are obligated to purchase all of the notes if they purchase any of the notes. The underwriters propose to offer some of the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement. After the initial offering of the notes to the public, the underwriters may change the public offering prices. The underwriters may offer and sell the notes through certain of their affiliates. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The underwriting discount that Chile is to pay to the underwriters in connection with this offering is 0.025% of the principal amount of the notes.

In connection with the offering of the notes, BNP Paribas Securities Corp., or any person acting for it, may over-allot the notes or effect transactions with a view to supporting the market price of the notes at a level higher than that which might otherwise prevail. However, there is no assurance that BNP Paribas Securities Corp., or any person acting for it, will undertake any stabilization action. Any stabilization action may begin on or after the date on which adequate public disclosure of the final terms of the offer of the notes is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the notes and 60 days after the date of the allotment of the notes. Any stabilization action or over-allotment must be conducted by BNP Paribas Securities Corp., or any person acting for it, in accordance with all applicable laws and regulations.

Delivery of the notes is expected on or about September 21, 2021, which will be the fifth business day following the date of pricing of the notes. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the settlement date may be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade notes prior to the settlement date should consult their own advisor.

Chile estimates that its total expenses for this offering will be approximately US$125,000, a portion of which will be paid by the underwriters.

Chile has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the United States Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

The notes are offered for sale in the United States, the Americas, Europe and Asia, in jurisdictions where it is legal to make these offers. The distribution of this prospectus supplement and the accompanying prospectus, and the offering of the notes in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement and the accompanying prospectus come should inform themselves about and observe any of these restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation.

The underwriters will not offer, sell or deliver any of the notes, directly or indirectly, or distribute this prospectus supplement, the accompanying prospectus or any other offering material relating to the notes, in or from any jurisdiction except under circumstances that will, to the best knowledge and belief of the underwriters, after reasonable investigation, result in compliance with the applicable laws and regulations of such jurisdiction and which will not impose any obligations on Chile, except as set forth in the Euro underwriting agreement.

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with Chile or Chilean state-owned entities. They have received, or may in the future receive, customary fees and commissions for these transactions. The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of Chile or Chilean state-owned entities. If any of the underwriters or their affiliates has a lending relationship with Chile, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to Chile consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in Chile’s securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

The issuer of the notes has not authorized and does not authorize the making of any offer of notes through any financial intermediary on its behalf, other than offers made by the underwriters with a view to the final placement of the notes. Accordingly, no purchaser of the notes, other than the underwriters, is authorized to make any further offer of the notes on behalf of the issuer or the underwriters.

Neither Chile nor the underwriters have represented that the notes may be lawfully sold in compliance with any applicable registration or other requirements in any jurisdiction, or pursuant to an exemption, or assume any responsibility for facilitating these sales.

Notice to Prospective Investors in the European Economic Area

Each underwriter has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any notes to any retail investor in the European Economic Area (“EEA”). For the purposes of this provision, the expression “retail investor” means a person who is one (or more) of the following:

(a)            a retail client as defined in point (11) of Article 4(1) of MiFID II; or

(b)            a customer within the meaning of the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II.

Each person in the EEA who receives any communication in respect of, or who acquires any notes under, the offers to the public contemplated in this prospectus supplement, or to whom the notes are otherwise made available, will be deemed to have represented, warranted, acknowledged and agreed to and with each underwriter and Chile that it and any person on whose behalf it acquires notes is not a “retail investor” in the EEA (as defined above).

Notice to Prospective Investors in the United Kingdom

Each underwriter has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any notes to any retail investor in the United Kingdom. For the purposes of this provision, the expression “retail investor” means a person who is one (or more) of the following:

(a)            a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of UK domestic law by virtue of the EUWA; or

(b)            a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA.

Each person in the United Kingdom who receives any communication in respect of, or who acquires any notes under, the offers to the public contemplated in this prospectus supplement, or to whom the notes are otherwise made available, will be deemed to have represented, warranted, acknowledged and agreed to and with each underwriter and Chile that it and any person on whose behalf it acquires notes is not a “retail investor” in the United Kingdom (as defined above).

Each underwriter has represented and agreed that:

(a)            it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to Chile; and

(b)            it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

This prospectus supplement is for distribution only to persons who: (i) are outside the United Kingdom; (ii) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Promotion Order; (iii) are persons falling within Articles 49(2)(a) to (d) (“high net worth companies, unincorporated associations, etc.”) of the Financial Promotion Order; or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This prospectus supplement is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement relates is available only to relevant persons and will be engaged in only with relevant persons.

Notice to Prospective Investors in Switzerland

The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this document nor any other offering or marketing material relating to the notes, constitutes or will constitute a prospectus pursuant to the FinSA, and neither this document nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective Investors in the Netherlands

The notes may not be offered or sold, directly or indirectly, other than to qualified investors (gekwalificeerde beleggers) within the meaning of Article 1:1 of the Dutch Financial Supervision Act (Wet op het financieel toezicht).

Notice to Prospective Investors in Taiwan

Each underwriter has represented and warranted that the offer of the notes has not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and the notes may not be sold, issued or offered within Taiwan through a public offering or in a circumstance which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan requiring registration or approval of the Financial Supervisory Commission of Taiwan. Each underwriter has represented and warranted that no person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the notes in Taiwan.

Notice to Prospective Investors in Hong Kong

The notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for reoffering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with the conditions set forth in the SFA. Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor), the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is or will be given for the transfer; or (3) where the transfer is by operation of law.

Singapore Securities and Futures Act Product Classification-Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1) (c) of the SFA, the issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Canada

The notes may be sold only to purchasers in the provinces of Canada purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws. Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor. Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of the NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the Republic of Korea

The notes may not be offered, sold or delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the Financial Investment Services and Capital Markets Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The notes have not been registered with the Financial Services Commission of Korea for public offering in Korea. Furthermore, the notes may not be re-sold to Korean residents unless the purchaser of the notes complies with all applicable regulatory requirements (including, but not limited to, government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with their purchase.

Notice to Prospective Investors in Peru

The notes will not be subject to a public offering in Peru. This prospectus supplement and the notes have not been, and will not be, registered with or approved by the Peruvian Superintendency of Capital Markets (Superintendencia del Mercado de Valores, or “SMV”) or the Lima Stock Exchange (Bolsa de Valores de Lima S.A.A.). Accordingly, the notes cannot be offered or sold in Peru, except if (i) the notes are previously registered with the SMV or (ii) such offering is considered to be a private offering under the securities laws and regulations of Peru. The Peruvian securities laws establish, among other things, that an offer directed exclusively to institutional investors (as defined under Peruvian law) qualifies as a private offering. In making an investment decision, institutional investors (as defined under Peruvian law) must rely on their own examination of the terms of the offering of the notes to determine their ability to invest in the notes. No offer or invitation to subscribe for or sell the notes or beneficial interests therein can be made in Peru except in compliance with the securities laws thereof.

Notice to Prospective Investors in Brazil

The notes have not been and will not be issued nor placed, distributed, offered or negotiated in the Brazilian capital markets and, as a result, have not been and will not be registered with the Securities Commission of Brazil (Comissão de Valores Mobiliários, or “CVM”). Any public offering or distribution, as defined under Brazilian laws and regulations, of the notes in Brazil is not legal without prior registration under Law No. 6,385 of December 7, 1976, as amended, and Instruction No. 400, issued by the CVM on December 29, 2003, as amended. Documents relating to the offering of the notes may not be delivered in Brazil.

AUTHORIZED REPRESENTATIVE

The authorized representative of Chile in the United States of America is Mario Artaza Loyola, Consul General of Chile in New York, whose address is 600 Third Avenue #2808, New York, New York 10016.

VALIDITY OF THE NOTES

The following persons will give opinions regarding the validity of the notes:

•	For Chile:

•	Linklaters LLP, special New York counsel to Chile; and

•	Morales & Besa Ltda., special Chilean counsel to Chile.

•	For the underwriters:

•	Cleary Gottlieb Steen & Hamilton LLP, special New York counsel to the underwriters; and

•	Garrigues Chile SpA, special Chilean counsel to the underwriters.

As to all matters of Chilean law, Linklaters LLP may rely on, and assume the correctness of, the opinion of Morales & Besa Ltda., and Cleary Gottlieb Steen & Hamilton LLP may rely on, and assume the correctness of, the opinion of Garrigues Chile SpA.

All statements with respect to matters of Chilean law in this prospectus supplement and the prospectus have been passed upon by Morales & Besa Ltda. and Garrigues Chile SpA.

GENERAL INFORMATION

Authorization

Chile’s Congress has authorized the issuance of the notes pursuant to Article 6 of Law No. 21,288, published in the Official Gazette on December 14, 2020, and the Executive Power has authorized the issuance of the notes pursuant to Supreme Decree No. 1,136 of the Ministry of Finance, published in the Official Gazette on June 30, 2021. Chile has obtained, or will obtain before the issue date for the notes, the authorizations and authentications necessary under Chilean law for the issuance of the notes.

Litigation

Except for litigation described under “Government Expenditures—Government Litigation” in Chile’s annual report on Form 18-K, as amended, Chile is not involved in any legal or arbitration proceedings (including any such proceedings that are pending or, to Chile’s knowledge, threatened) relating to claims or amounts that could have or have had during the 12 months prior to the date of this prospectus supplement a material adverse effect on Chile’s financial position taken as a whole.

Clearing

The notes have been accepted for clearance and settlement through the clearing systems of Euroclear and Clearstream, Luxembourg. The securities codes are:

ISIN	Common Code
XS2388560604	238856060

Listing

Application will be made to the London Stock Exchange for the notes to be admitted to the ISM.

Where You Can Find More Information

Chile has filed registration statements relating to its notes, including the notes offered by this prospectus supplement, and warrants with the SEC under the U.S. Securities Act of 1933, as amended. Neither this prospectus supplement nor the accompanying prospectus contains all of the information described in the registration statements. For further information, you should refer to the registration statements. The registration statements, including its various exhibits are available to the public from the SEC’s web site at http://www.sec.gov.

PROSPECTUS

Republic of Chile

Debt Securities and Warrants

The Republic of Chile may from time to time offer and sell its debt securities and warrants in amounts, at prices and on terms to be determined at the time of sale and provided in one or more supplements to this prospectus. Chile may also offer debt securities in exchange for other debt securities or that are convertible into new debt securities. Chile may offer securities with an aggregate principal amount of up to US$8,284,195,106 (or the equivalent in other currencies) in the United States. The debt securities will be direct, unconditional and unsecured external indebtedness of Chile. The debt securities will at all times rank at least equally with all other unsecured and unsubordinated external indebtedness of Chile. The full faith and credit of Chile will be pledged for the due and punctual payment of all principal and interest on the securities.

The debt securities will contain “collective action clauses,” unless otherwise indicated in the applicable prospectus supplement. Under these provisions, which differ from the terms of Chile’s public external indebtedness issued prior to December 2, 2014, modifications affecting the reserve matters listed in the indenture (as defined below), including modifications to payment and other important terms, may be made to a single series of debt securities issued under the indenture (including the notes) with the consent of the holders of 75% of the aggregate principal amount outstanding of that series, and to two or more series of debt securities issued under the indenture either (x) with the consent of holders of 75% of the aggregate principal amount of the outstanding debt securities of all the series affected by the proposed modification (taken in aggregate) if the modification is uniformly applicable; or (y) with the consent of the holders of 66 2/3% of the aggregate principal amount outstanding of all series of debt securities that would be affected and 50% in aggregate principal amount outstanding of each affected series of debt securities.

Chile will provide the specific terms of these securities in one or more supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest. This prospectus may not be used to make offers or sales of securities unless accompanied by a prospectus supplement.

Chile may sell the securities directly, through agents designated from time to time or through underwriters. The names of any agents or underwriters will be provided in the applicable prospectus supplement.

You should read this prospectus and any supplements carefully. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference in them is accurate as of any date other than the date on the front of these documents.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 21, 2021.

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ABOUT THIS PROSPECTUS

This prospectus provides you with a general description of the securities Chile may offer. Each time Chile sells securities covered by this prospectus, it will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If the information in this prospectus differs from any prospectus supplement, you should rely on the information contained in the prospectus supplement. You should read both this prospectus and the accompanying prospectus supplement, together with additional information described below under the heading “General Information—Where You Can Find More Information.”

This prospectus is based on information that is publicly available or that Chile has supplied, unless otherwise expressly stated. Chile confirms that:

•	the information contained in this prospectus is true and correct in all material respects and is not misleading as of its date;

•	it has not omitted facts, the omission of which makes this prospectus as a whole misleading; and

•	it accepts responsibility for the information it has provided in this prospectus and will provide in any prospectus supplement.

Chile is a foreign sovereign state. Therefore, it may be difficult for investors to obtain or realize upon judgments of courts in the United States against Chile. Chile will not waive immunity from attachment prior to judgment and attachment in aid of execution under Chilean law with respect to property of Chile located in Chile and with respect to its movable and immovable property which is used by Chile’s diplomatic and consular missions and the residences of the heads of such missions or for military purposes, including such property which is property of a military character or under the control of a military authority or defense agency, since such waiver is not permitted under the laws of Chile. Chile will irrevocably submit to the jurisdiction of any federal or state court in the Borough of Manhattan, The City of New York and will irrevocably waive, to the fullest extent permitted by law, any immunity from the jurisdiction of such courts in connection with any action based upon the securities covered by this prospectus or brought by any holder of securities covered by this prospectus. Nevertheless, Chile reserves the right to plead sovereign immunity under the U.S. Foreign Sovereign Immunities Act of 1976, or the Foreign Sovereign Immunities Act, with respect to any action brought against it under the U.S. federal securities laws or any state securities laws. In the absence of Chile’s waiver of immunity with respect to such actions, it would not be possible to obtain a U.S. judgment in such an action against Chile unless a court were to determine that Chile is not entitled under the Foreign Sovereign Immunities Act to sovereign immunity with respect to such action.

Even if investors are able to obtain a judgment against Chile, the enforceability in Chile of such a judgment is dependent on such judgment not violating the principles of Chilean public policy.

FORWARD-LOOKING STATEMENTS

The following documents related to Chile’s securities offered by this prospectus may contain forward-looking statements:

•	this prospectus;

•	any prospectus supplement; and

•	the documents incorporated by reference in this prospectus or any prospectus supplement.

Forward-looking statements are statements that are not about historical facts, including statements about Chile’s beliefs and expectations. These statements are based on current plans, estimates and projections, and therefore, you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made. Chile undertakes no obligation to update publicly any of these forward-looking statements in light of new information or future events, including changes in Chile’s economic policy or budgeted expenditures, or to reflect the occurrence of unanticipated events. Forward-looking statements involve inherent risks and uncertainties. Chile cautions you that a number of important factors could cause actual results to differ materially from those expressed in any forward-looking statement. These factors include, but are not limited to:

•	Adverse external factors, such as high international interest rates, changes in copper, mineral or other international prices and recession or low growth in Chile’s trading partners. Changes in international prices and high international interest rates could negatively affect Chile’s current account and could increase budgetary expenditures. Low copper and mineral prices could decrease the government’s revenues and could negatively affect the current account. Recession or low growth in Chile’s trading partners could lead to fewer exports from Chile, induce a contraction in the Chilean economy and, indirectly, reduce tax collections and other public sector revenues and adversely affect the country’s fiscal accounts;

•	A continuation of the COVID-19 pandemic and the resulting need to increase public sector expenditures and debt, in amounts that sometimes could be substantial;

•	Instability or volatility in the international financial markets, including in particular continued or increased distress in the financial markets of the European Union, could lead to domestic volatility, which may adversely affect the ability of the Chilean government to achieve its macroeconomic goals. This could also lead to declines in foreign investment inflows, and in particular portfolio investments;

•	Adverse domestic factors, such as a decline in foreign direct and portfolio investment, increases in domestic inflation, high domestic interest rates, exchange rate volatility and increased political instability, particularly derived from the drafting of a new constitution by Chile’s Constitutional Convention. Each of these factors could lead to lower growth or lower international reserves; and

•	Other adverse factors, such as energy deficits or restrictions, climatic or seismic events, international or domestic hostilities and political uncertainty.

DATA DISSEMINATION

Chile is a subscriber to the International Monetary Fund’s Special Data Dissemination Standard, or SDDS, which is designed to improve the timeliness and quality of information of subscribing member countries. The SDDS requires subscribing member countries to provide schedules indicating, in advance, the date on which data will be released on the so-called “Advance Release Calendar.” For Chile, precise dates or “no-later-than-dates” for the release of data under the SDDS are disseminated for the current month and three months in advance through the Advance Release Calendar, which is published on the Internet under the International Monetary Fund’s Dissemination Standards Bulletin Board. Summary methodologies of all metadata to enhance transparency of statistical compilation are also provided on the Internet under the International Monetary Fund’s Dissemination Standards Bulletin Board. The SDDS’s Internet website is located at http://dsbb.imf.org/Pages/SDDS/Home.aspx. Neither Chile nor any agents or underwriters acting on behalf of Chile in connection with the offer and sale of securities, as contemplated in this prospectus or in any prospectus supplement, accept any responsibility for information included on that website, and its contents are not intended to be incorporated by reference into this prospectus.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement, Chile will use the net proceeds from the sale of securities offered by this prospectus for the general purposes of the government. Chile may also issue securities to be offered in exchange for any of its outstanding securities.

DESCRIPTION OF THE SECURITIES

This prospectus provides a general description of the debt securities and warrants that Chile may offer. Each time Chile offers securities, Chile will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If the information in this prospectus differs from any prospectus supplement, you should rely on the updated information in the prospectus supplement.

Debt Securities

Chile will issue the debt securities under an indenture dated as of December 12, 2014 (the “base indenture”), between Chile and The Bank of New York Mellon, as trustee, as amended by the first supplemental indenture, dated as of May 27, 2015 (the “first supplemental indenture” and, together with the base indenture, the “indenture”). Chile has filed the indenture (as supplemented from time to time) and the forms of debt securities with the SEC. The following description summarizes some of the terms of the debt securities and the indenture. This summary does not contain all of the information that may be important to you as a potential investor in the securities. You should read the prospectus supplement, the indenture and the forms of debt securities before making your investment decision.

General

The prospectus supplement relating to any series of debt securities offered will include specific terms relating to the debt securities of that series. These terms will include some or all of the following:

•	the title;

•	any limit on the aggregate principal amount;

•	the issue price;

•	the maturity date or dates;

•	if the debt securities will bear interest, the interest rate, which may be fixed or floating, the date from which interest will accrue, the interest payment dates and the record dates for interest payment dates;

•	the form of debt security (global or certificated and registered);

•	any mandatory or optional sinking fund provisions;

•	any provisions that allow Chile to redeem the debt securities at its option;

•	any provisions that entitle the holders to repayment at their option;

•	the currency in which the debt securities are denominated and the currency in which Chile will make payments;

•	the authorized denominations;

•	a description of any index Chile will use to determine the amount of principal or any premium or interest payments; and

•	any other terms that do not conflict with the provisions of the indenture.

Chile may issue debt securities in exchange for other debt securities or that are convertible into new debt securities. The specific terms of the exchange or conversion of any debt security and the debt security for which it will be exchangeable or to which it will be converted will be described in the prospectus supplement relating to the exchangeable or convertible debt security.

Chile may issue debt securities at a discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates. Chile may also issue debt securities that have floating rates of interest but are exchangeable for fixed rate debt securities.

To the extent different from the discussion below under the heading “Taxation—United States Federal Taxation,” Chile will describe the U.S. federal income tax consequences and other relevant considerations in the prospectus supplement for each offering.

Chile is not required to issue all of its debt securities under the indenture and this prospectus, but instead may issue debt securities other than those described in this prospectus under other indentures and documentation. That documentation may contain different terms from those included in the indenture and described in this prospectus.

Status

The debt securities will constitute direct, general, unconditional and unsubordinated external indebtedness of Chile for which the full faith and credit of Chile is pledged. The debt securities rank and will rank without any preference among themselves and equally with all other unsubordinated external indebtedness (as defined below) of Chile. It is understood that this provision will not be construed so as to require Chile to make payments under the debt securities ratably with payments being made under any other external indebtedness.

For this purpose, “external indebtedness” means obligations of or guaranteed by Chile for borrowed money or evidenced by bonds, notes or other similar instruments denominated or payable in a currency other than Chilean pesos, including those which at the option of any holder are so denominated or payable.

Payment of Principal and Interest

Chile will arrange for payments to be made on global debt securities by wire transfer to the applicable clearing system, or to its nominee or common depositary, as the registered owner of the debt securities, which will receive the funds for distribution to the holders. See “—Global Securities” below.

Chile will arrange for payments to be made on registered certificated debt securities on the specified payment dates to the registered holders of the debt securities. Chile will arrange for such payments by wire transfer or by check mailed to the registered holders at their registered addresses.

If any money that Chile pays to the trustee or to any paying agent to make payments on any debt securities is not claimed at the end of two years after the applicable payment was due and payable, then the money will be repaid to Chile upon Chile’s written request. Chile will hold such unclaimed money in trust for the relevant holders of those debt securities. After any such repayment, neither the trustee nor any paying agent will be liable for the payment. However, Chile’s obligations to make payments on the debt securities as they become due will not be affected until the expiration of the prescription period, if any, specified in the debt securities. See “—Limitations on Time for Claims” below.

Additional Amounts

All payments by Chile in respect of the debt securities will be made without withholding or deduction for or on account of any present or future taxes, duties, assessments or other governmental charges of whatever nature imposed or levied by or on behalf of Chile, or any political subdivision or taxing authority or agency therein or thereof having the power to tax (for purposes of this paragraph, a “relevant tax”), unless the withholding or deduction of any such relevant tax is required by law. In that event, Chile will pay such additional amounts, including but not limited to, the payment of the 4% withholding tax imposed on payments of interest to holders that are not residents of Chile (“additional amounts”), as may be necessary to ensure that the amounts received by the holders after such withholding or deduction will equal the respective amounts of principal and interest that would have been receivable in respect of the debt securities in the absence of such withholding or deduction; provided, however, that no additional amounts will be payable in respect of any relevant tax:

•	imposed by reason of a holder or beneficial owner of a debt security having some present or former connection with Chile other than merely being a holder or beneficial owner of the debt security or receiving payments of any nature on the debt security or enforcing its rights in respect of the debt security;

•	imposed by reason of the failure of a holder or beneficial owner of a debt security, or any other person through which the holder or beneficial owner holds a debt security, to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with Chile of such holder or beneficial owner or other person, if compliance with the requirement is a precondition to exemption from all or any portion of such withholding or deduction; provided that (x) Chile or Chile’s agent has provided the trustee with at least 60 days’ prior written notice of an opportunity to satisfy such a requirement, and (y) in no event shall such holder or beneficial owner or other person’s obligation to satisfy such a requirement require such holder or beneficial owner or other person to provide any materially more onerous information, documents or other evidence than would be required to be provided had such holder or beneficial owner or other person been required to file Internal Revenue Service Forms W-8BEN, W-8BEN-E, W-8ECI, W-8EXP and/or W- 8IMY; or

•	imposed by reason of a holder or beneficial owner of a debt security, or any other person through which the holder or beneficial owner holds a debt security, having presented the debt security for payment (where such presentation is required) more than 30 days after the relevant date, except to the extent that the holder or beneficial owner or such other person would have been entitled to additional amounts on presenting the debt security for payment on any date during such 30-day period.

As used in this paragraph, “relevant date” in respect of any debt security means the date on which payment in respect thereof first becomes due or, if the full amount of the money payable has not been received by the trustee on or prior to such due date, the date on which notice is duly given under the indenture to the holders that such monies have been so received and are available for payment. Any reference to “principal” and/or “interest” under the indenture also refers to any additional amounts which may be payable under the indenture.

Chile will pay any present or future stamp, court or documentary taxes or any excise or property taxes, charges or similar levies which arise in Chile or any political subdivision thereof or taxing authority thereof or therein in respect of the creation, issue, execution, initial delivery or registration of the debt securities or any other document or instrument referred to therein. Chile will also indemnify the holders from and against any stamp, court or documentary taxes or any excise or property taxes, charges or similar levies resulting from, or required to be paid by any of them in any jurisdiction in connection with, the enforcement of the obligations of Chile under the debt securities or any other document or instrument referred to therein following the occurrence of any event of default described in “—Default and Acceleration of Maturity.”

Form and Denominations

Unless otherwise provided in the applicable prospectus supplement, Chile will issue debt securities:

•	denominated in U.S. dollars;

•	in fully registered book-entry form;

•	without coupons; and

•	in denominations of US$1,000 and integral multiples of US$1,000.

Redemption, Repurchase and Early Repayment

Unless otherwise provided in the applicable prospectus supplement, the debt securities will not be redeemable before maturity at the option of Chile or repayable before maturity at the option of the holder. Nevertheless, Chile may at any time repurchase the debt securities at any price in the open market or otherwise. Chile may hold or resell debt securities it purchases or may surrender them to the trustee for cancellation.

Negative Pledge

Chile will not grant or allow any lien to be placed on its assets or revenues as security for any of its public external indebtedness unless it contemporaneously grants or allows a lien that provides security on the same terms for Chile’s obligations under any debt securities.

For this purpose:

•	a “lien” means any lien, pledge, mortgage, security interest, deed of trust, charge or other encumbrance or preferential arrangement which has the practical effect of constituting a security interest with respect to the payment of any obligations with or from the proceeds of any assets or revenues of any kind whether in effect on the date of the indenture or at any time thereafter, and

•	“public external indebtedness” is external indebtedness (as described above under “—Status”) that is in the form of, or represented by, bonds, notes or other securities that are or may be quoted, listed or ordinarily purchased or sold on any stock exchange, automated trading system or over-the-counter or other securities market.

However, Chile may grant or agree to certain permitted types of liens as described below:

•	any lien on property to secure public external indebtedness arising in the ordinary course of business to finance export, import or other trade transactions, which matures, after giving effect to all renewals and refinancings, not more than one year after the date on which this type of public external indebtedness was originally incurred;

•	any lien on property to secure public external indebtedness incurred to finance Chile’s acquisition or construction of the property, and any renewal or extension of the lien which is limited to the original property covered by it and which secures any renewal or extension of the original financing without any increase in the amount of the lien;

•	any lien on property arising by operation of any law in force as of the date of this prospectus in connection with public external indebtedness, including without limitation any right of set-off with respect to demand or time deposits maintained with financial institutions and bankers’ liens with respect to property held by financial institutions, which in each case are deposited with or delivered to the financial institutions in the ordinary course of the depositor’s activities;

•	any lien existing on property at the time of acquisition and any renewal or extension of that lien which is limited to the original property covered by the lien and which secures any renewal or extension of the original financing secured by the lien at the time of the acquisition without increasing the amount of the original secured financing;

•	any lien in existence as of the date of the indenture; and

•	any lien securing public external indebtedness incurred for the purpose of financing all or part of the costs of the acquisition, construction or development of a project, provided that (a) the holders of the public external indebtedness agree to limit their recourse to the assets and revenues of the project as their principal source of repayment and (b) the property over which the lien is granted consists solely of the assets and revenues of the project.

Default and Acceleration of Maturity

Each of the following is an event of default under any series of debt securities:

1.	Non-Payment: Chile’s failure for a period of 30 days to make a payment of principal or interest when due on any debt security of that series; or

2.	Breach of Other Obligations: Chile’s failure to observe or perform any of its covenants or obligations under that series of the debt securities or the indenture for 60 days following written notice to Chile to remedy the failure by the trustee or persons holding debt securities representing 25% of the aggregate principal amount of the debt securities of the affected series outstanding; or

3.	Cross Default:

•	Chile’s failure beyond the applicable grace period to make any payment when due on any public external indebtedness in principal amount greater than or equal to US$20,000,000; or

•	acceleration on any public external indebtedness of Chile in principal amount greater than or equal to US$20,000,000 due to an event of default, unless the acceleration is rescinded or annulled; or

4.	Moratorium: Chile or certain Chilean courts declare a general suspension of payments or a moratorium on payment of its public external indebtedness; or

5.	Validity: Chile, or any governmental entity of Chile which has the legal power to contest the validity of the debt securities, contests the validity of the debt securities of that series in any type of formal proceeding.

If any of the events of default described above occurs and is continuing, holders of at least 25% of the aggregate principal amount of the debt securities of the series then outstanding may declare all the debt securities of that series to be due and payable immediately by giving written notice to Chile, with a copy to the trustee.

Holders holding debt securities representing in the aggregate more than 50% of the principal amount of the then-outstanding debt securities of that series may waive any existing defaults, and their consequences on behalf of the holders of all of the debt securities of that series if:

•	following the declaration that the principal of the debt securities of that series has become due and payable immediately, Chile deposits with the trustee a sum sufficient to pay all outstanding amounts then due on those debt securities (other than principal due by virtue of the acceleration upon the event of default) together with interest on such amounts through the date of the deposit as well as the reasonable fees and compensation of the holders that declared those notes due and payable to the trustee and their respective agents, attorneys and counsel; and

•	all events of default (other than non-payment of principal that became due by virtue of the acceleration upon the event of default) have been remedied.

Suits for Enforcement and Limitations on Suits by Holders

If an event of default for a series has occurred and is continuing, the trustee may, in its discretion, institute judicial action to enforce the rights of the holders of that series. With the exception of a suit to enforce the absolute right of a holder to receive payment of the principal of and interest on debt securities on the stated maturity date therefor (as that date may be amended or modified pursuant to the terms of the debt securities, but without giving effect to any acceleration), a holder has no right to bring a suit, action or proceeding with respect to the debt securities of a series unless: (1) such holder has given written notice to the trustee that a default with respect to that series has occurred and is continuing; (2) holders of at least 25% of the aggregate principal amount outstanding of that series have instructed the trustee by specific written request to institute an action or proceeding and provided an indemnity satisfactory to the trustee; and (3) 60 days have passed since the trustee received the instruction, the trustee has failed to institute an action or proceeding as directed and no direction inconsistent with such written request shall have been given to the trustee by a majority of holders of that series. Moreover, any such action commenced by a holder must be for the equal, ratable and common benefit of all holders of debt securities of that series.

Meetings, Amendments and Waivers—Collective Action

Chile may call a meeting of the holders of debt securities of a series at any time regarding the indenture or the debt securities of the series. Chile will determine the time and place of the meeting. Chile will notify the holders of the time, place and purpose of the meeting not less than 30 and not more than 60 days before the meeting.

In addition, Chile or the trustee will call a meeting of holders of debt securities of a series if the holders of at least 10% in principal amount of all debt securities of the series then outstanding have delivered a written request to Chile or the trustee (with a copy to Chile) setting out the purpose of the meeting. Within 10 days of receipt of such written request or copy thereof, Chile will notify the trustee and the trustee will notify the holders of the time, place and purpose of the meeting called by the holders, to take place not less than 30 and not more than 60 days after the date on which such notification is given.

Only holders and their proxies are entitled to vote at a meeting of holders. Chile will set the procedures governing the conduct of the meeting and if additional procedures are required, Chile will consult with the trustee to establish such procedures as are customary in the market.

Modifications may also be approved by holders of debt securities of a series pursuant to written action with the consent of the requisite percentage of debt securities of such series. Chile will solicit the consent of the relevant holders to the modification not less than 10 and not more than 30 days before the expiration date for the receipt of such consents as specified by Chile.

The holders may generally approve any proposal by Chile to modify or take action with respect to the indenture or the terms of the debt securities of a series with the affirmative vote (if approved at a meeting of the holders) or consent (if approved by written action) of holders of more than 50% of the outstanding principal amount of the debt securities of that series.

However, holders may approve, by vote or consent through one of three modification methods, any modification, amendment, supplement or waiver proposed by Chile that would do any of the following (such subjects referred to as “reserve matters”):

•	change the date on which any amount is payable on the debt securities;

•	reduce the principal amount (other than in accordance with the express terms of the debt securities and the indenture) of the debt securities;

•	reduce the interest rate on the debt securities;

•	change the method used to calculate any amount payable on the debt securities (other than in accordance with the express terms of the debt securities and the indenture);

•	change the currency or place of payment of any amount payable on the debt securities;

•	modify Chile’s obligation to make any payments on the debt securities (including any redemption price therefor);

•	change the identity of the obligor under the debt securities;

•	change the definition of “outstanding debt securities” or the percentage of affirmative votes or written consents, as the case may be, required to make a “reserve matter modification”;

•	change the definition of “uniformly applicable” or “reserve matter modification”;

•	authorize the trustee, on behalf of all holders of the debt securities, to exchange or substitute all the debt securities for, or convert all the debt securities into, other obligations or securities of Chile or any other person; or

•	change the legal ranking, governing law, submission to jurisdiction or waiver of immunities provisions of the terms of the debt securities.

A change to a reserve matter, including the payment terms of the debt securities, can be made without your consent, as long as the change is approved, pursuant to one of the three following modification methods, by vote or consent by:

•	the holders of more than 75% of the aggregate principal amount of the outstanding debt securities of a series affected by the proposed modification;

•	where such proposed modification would affect the outstanding debt securities of two or more series, the holders of more than 75% of the aggregate principal amount of the outstanding debt securities of all of the series affected by the proposed modification, taken in the aggregate, if certain “uniformly applicable” requirements are met; or

•	where such proposed modification would affect the outstanding debt securities of two or more series, whether or not the “uniformly applicable” requirements are met, the holders of more than 66 2/3% of the aggregate principal amount of the outstanding debt securities of all of the series affected by the proposed modification, taken in the aggregate, and the holders of more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the modification, taken individually.

“Uniformly applicable,” as referred to above, means a modification by which holders of debt securities of any series affected by that modification are invited to exchange, convert or substitute their debt securities on the same terms for (x) the same new instruments or other consideration or (y) new instruments or other consideration from an identical menu of instruments or other consideration. It is understood that a modification will not be considered to be uniformly applicable if each exchanging, converting or substituting holder of debt securities of any series affected by that modification is not offered the same amount of consideration per amount of principal, the same amount of consideration per amount of interest accrued but unpaid and the same amount of consideration per amount of past due interest, respectively, as that offered to each other exchanging, converting or substituting holder of debt securities of any series affected by that modification (or, where a menu of instruments or other consideration is offered, each exchanging, converting or substituting holder of debt securities of any series affected by that modification is not offered the same amount of consideration per amount of principal, the same amount of consideration per amount of interest accrued but unpaid and the same amount of consideration per amount of past due interest, respectively, as that offered to each other exchanging, converting or substituting holder of debt securities of any series affected by that modification electing the same option under such menu of instruments).

Chile may select, in its discretion, any modification method for a reserve matter modification in accordance with the indenture and to designate which series of debt securities will be included for approval in the aggregate of modifications affecting two or more series of debt securities. Any selection of a modification method or designation of series to be included will be final for the purpose of that vote or consent solicitation. If any debt securities issued under the indenture prior to May 5, 2015 are included in a proposed modification affecting two or more series that seeks holder approval pursuant to a single aggregated vote, that modification shall be uniformly applicable (as described above) to all such series.

Before soliciting any consent or vote of any holder of debt securities for any change to a reserve matter, Chile will provide the following information to the trustee for distribution to the holders of debt securities of any series that would be affected by the proposed modification:

•	a description of Chile’s economic and financial circumstances that are in Chile’s opinion, relevant to the request for the proposed modification, a description of Chile’s existing debts and description of its broad policy reform program and provisional macroeconomic outlook;

•	if Chile shall at the time have entered into an arrangement for financial assistance with multilateral and/or other major creditors or creditor groups and/or an agreement with any such creditors regarding debt relief, (x) a description of any such arrangement or agreement and (y) where permitted under the information disclosure policies of the multilateral or other creditors, as applicable, a copy of the arrangement or agreement;

•	a description of Chile’s proposed treatment of external indebtedness instruments that are not affected by the proposed modification and its intentions with respect to any other major creditor groups; and

•	if Chile is then seeking any reserve matter modification affecting any other series of debt securities, a description of that proposed modification.

For purposes of determining whether the required percentage of holders of the debt securities of a series has approved any amendment, modification or change to, or waiver of, the debt securities or the indenture, or whether the required percentage of holders has delivered a notice of acceleration of the debt securities of that series, debt securities will be disregarded and deemed not to be outstanding and may not be counted in a vote or consent solicitation for or against a proposed modification if on the record date for the proposed modification or other action or instruction hereunder, the debt security is held by Chile or by a public sector instrumentality, or by a corporation, trust or other legal entity that is controlled by Chile or a public sector instrumentality, except that (x) debt securities held by Chile or any public sector instrumentality of Chile or by a corporation, trust or other legal entity that is controlled by Chile or a public sector instrumentality which have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the trustee the pledgee’s right so to act with respect to such debt securities and that the pledgee is not Chile or a public sector instrumentality, and in case of a dispute concerning such right, the advice of counsel shall be full protection in respect of any decision made by the trustee in accordance with such advice and any certificate, statement or opinion of counsel may be based, insofar as it relates to factual matters or information which is in the possession of the trustee, upon the certificate, statement or opinion of or representations by the trustee; and (y) in determining whether the trustee will be protected in relying upon any such action or instructions hereunder, or any notice from holders, only debt securities that a responsible officer of the trustee knows to be so owned or controlled will be so disregarded. Debt securities so owned which have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the trustee the pledgee’s right so to act with respect to such debt securities and that the pledgee is not Chile or a public sector instrumentality.

As used in the preceding paragraph, “public sector instrumentality” means any department, ministry or agency of Chile, and “control” means the power, directly or indirectly, through the ownership of voting securities or other ownership interests, by contract or otherwise, to direct the management of or elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of that legal entity.

Other Amendments

Chile and the trustee may, without the vote or consent of any holder of debt securities of a series, amend the indenture or the debt securities of the series for the purpose of:

•	adding to Chile’s covenants for the benefit of the holders;

•	surrendering any of Chile’s rights or powers with respect to the debt securities of that series;

•	securing the debt securities of that series;

•	curing any ambiguity or curing, correcting or supplementing any defective provision in the debt securities of that series or the indenture;

•	amending the debt securities of that series or the indenture in any manner that Chile and the trustee may determine and that does not materially adversely affect the interests of any holders of the debt securities of that series; or

•	correcting a manifest error of a formal, minor or technical nature.

Further Issues of Debt Securities

Chile may from time to time, without the consent of the holders, create and issue additional debt securities having the same terms and conditions as the debt securities in all respects, except for the issue date, issue price and first payment on the debt securities; provided, however, that any additional debt securities subsequently issued that are not fungible with the previously outstanding debt securities for U.S. federal income tax purposes shall have a separate CUSIP, ISIN or other identifying number from the previously outstanding debt securities. Additional debt securities issued in this manner will be consolidated with and will form a single series with the previously outstanding debt securities.

Warrants

If Chile issues warrants, it will describe their specific terms in a prospectus supplement. If any warrants are registered with the SEC, Chile will file a warrant agreement and form of warrant with the SEC. The following description briefly summarizes some of the general terms that apply to warrants. You should read the applicable prospectus supplement, warrant agreement and form of warrant before making your investment decision.

Chile may issue warrants separately or together with any debt securities. All warrants will be issued under a warrant agreement between Chile and a bank or trust company, as warrant agent. The applicable prospectus supplement will include some or all of the following specific terms relating to the warrants:

•	the initial offering price;

•	the currency you must use to purchase the warrants;

•	the title and terms of the debt securities or other consideration that you will receive on exercise of the warrants;

•	the principal amount of debt securities or amount of other consideration that you will receive on exercise of the warrants;

•	the exercise price or ratio;

•	the procedures of, and conditions to, exercise the warrants;

•	the date or dates on which you must exercise the warrants;

•	whether and under what conditions Chile may cancel the warrants;

•	the title and terms of any debt securities issued with the warrants and the amount of debt securities issued with each warrant;

•	the date, if any, on and after which the warrants and any debt securities issued with the warrants will trade separately;

•	the form of the warrants (global or certificated and registered), whether they will be exchangeable between such forms and, if registered, where they may be transferred and exchanged;

•	the identity of the warrant agent;

•	any special U.S. federal income tax considerations; and

•	any other terms of the warrants.

The warrants will be direct, unconditional and unsecured obligations of Chile and do not constitute indebtedness of Chile.

Global Securities

The Depository Trust Company, or DTC, Euroclear System, or Euroclear, and Clearstream Banking, société anonyme, or Clearstream, Luxembourg, are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. Neither Chile nor the trustee will be responsible for DTC’s, Euroclear’s or Clearstream, Luxembourg’s performance of their obligations under their rules and procedures. Additionally, neither Chile nor the trustee will be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.

Chile may issue debt securities or warrants in the form of one or more global securities, the ownership and transfer of which are recorded in computerized book-entry accounts, eliminating the need for physical movement of securities. Chile refers to the intangible securities represented by a global security as “book-entry” securities.

When Chile issues book-entry securities, it will deposit the applicable global security with a clearing system. The global security will be either registered in the name of the clearing system or its nominee or common depositary. Unless a global security is exchanged for certificated securities, as discussed below under “—Certificated Securities,” it may not be transferred, except among the clearing system, its nominees or common depositaries and their successors. Clearing systems include DTC in the United States and Euroclear and Clearstream in Europe.

Clearing systems process the clearance and settlement of book-entry securities for their direct participants. A “direct participant” is a bank or financial institution that has an account with a clearing system. The clearing systems act only on behalf of their direct participants, who in turn act on behalf of indirect participants. An “indirect participant” is a bank or financial institution that gains access to a clearing system by clearing through or maintaining a relationship with a direct participant.

Euroclear and Clearstream, Luxembourg are connected to each other by a direct link and participate in DTC through their New York depositaries, which act as links between the clearing systems. These arrangements permit you to hold book-entry securities through participants in any of these systems, subject to applicable securities laws.

Ownership of Book-Entry Securities

If you wish to purchase book-entry securities, you must either be a direct participant or make your purchase through a direct or indirect participant. Investors who purchase book-entry securities will hold them in an account at the bank or financial institution acting as their direct or indirect participant. Holding securities in this way is called holding in “street name.”

When you hold securities in street name, you must rely on the procedures of the institutions through which you hold your securities to exercise any of the rights granted to holders. This is because the legal obligations of Chile and the trustee run only to the registered owner of the global security, which will be the clearing system or its nominee or common depositary. For example, once Chile and the trustee make a payment to the registered holder of a global security, they will no longer be liable for the payment, even if you do not receive it. In practice, the clearing systems will pass along any payments or notices they receive from Chile to their participants, which will pass along the payments to you. In addition, if you desire to take any action which a holder of a global security is entitled to take, then the clearing system would authorize the participant through which you hold your book-entry securities to take such action, and the participant would then either authorize you to take the action or would act for you on your instructions. The transactions between you, the participants and the clearing systems will be governed by customer agreements, customary practices and applicable laws and regulations, and not by any legal obligation of Chile or the trustee.

As an owner of book-entry securities represented by a global security, you will also be subject to the following restrictions:

•	you will not be entitled to (a) receive physical delivery of the securities in certificated form or (b) have any of the securities registered in your name, except under the circumstances described below under “—Certificated Securities”;

•	you may not be able to transfer or sell your securities to some insurance companies and other institutions that are required by law to own their securities in certificated form; and

•	you may not be able to pledge your securities in circumstances where certificates must be physically delivered to the creditor or the beneficiary of the pledge in order for the pledge to be effective.

Cross-Market Transfer, Clearance and Settlement of Book-Entry Securities

The following description reflects Chile’s understanding of the current rules and procedures of DTC, Euroclear and Clearstream, Luxembourg relating to cross-market trades in book-entry securities where Euroclear and Clearstream, Luxembourg hold securities through their respective depositaries at DTC. These systems could change their rules and procedures at any time.

It is important for you to establish at the time of the trade where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date, i.e., the date specified by the purchaser and seller on which the price of the securities is fixed.

When book-entry securities are to be transferred from a DTC seller to a Euroclear or Clearstream, Luxembourg purchaser, the purchaser must first send instructions to Euroclear or Clearstream, Luxembourg through a participant at least one business day before the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its New York depositary to receive the securities and make payment for them. On the settlement date, the New York depositary will make payment to the DTC participant through which the seller holds its securities, which will make payment to the seller, and the securities will be credited to the New York depositary’s account. After settlement has been completed, Euroclear or Clearstream, Luxembourg will credit the securities to the account of the participant through which the purchaser is acting. This securities credit will appear the next day (European time) after the settlement date, but will be back-valued to the value date, which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date, the securities credit and cash debit will instead be valued at the actual settlement date.

A participant in Euroclear or Clearstream, Luxembourg, acting for the account of a purchaser of book-entry securities, will need to make funds available to Euroclear or Clearstream, Luxembourg in order to pay for the securities on the value date. The most direct way of doing this is for the participant to preposition funds, i.e., have funds in place at Euroclear or Clearstream, Luxembourg before the value date, either from cash on hand or existing lines of credit. The participant may require the purchaser to follow these same procedures.

When book-entry securities are to be transferred from a Euroclear or Clearstream, Luxembourg seller to a DTC purchaser, the seller must first send instructions to and preposition the securities with Euroclear or Clearstream, Luxembourg through a participant at least one business day before the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its New York depositary to credit the book-entry securities to the account of the DTC participant through which the purchaser is acting and to receive payment in exchange. The payment will be credited to the account of the Euroclear or Clearstream, Luxembourg participant through which the seller is acting on the following day, but the receipt of the cash proceeds will be back-valued to the value date, which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date, the receipt of the cash proceeds and securities debit will instead be valued at the actual settlement date.

Certificated Securities

Chile will only issue securities in certificated form in exchange for book-entry securities represented by a global security if:

•	the depositary notifies Chile that it is unwilling or unable to continue as depositary, is ineligible to act as depositary or, in the case of DTC, ceases to be a clearing agency registered under the U.S. Securities Exchange Act of 1934 and Chile does not appoint a successor depositary or clearing agency within 90 days;

•	the trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the holders under the debt securities and has been advised by its legal counsel that it should obtain possession of the securities for the proceeding; or

•	Chile elects not to have the securities of a series represented by a global security or securities.

If a physical or certificated security becomes mutilated, defaced, destroyed, lost or stolen, Chile may execute, and the trustee shall authenticate and deliver, a substitute security in replacement. In each case, the affected holder will be required to furnish to Chile and to the trustee an indemnity under which it will agree to pay Chile, the trustee and any of their respective agents for any losses that they may suffer relating to the security that was mutilated, defaced, destroyed, lost or stolen. Chile and the trustee may also require that the affected holder present other documents or proof. The affected holder may be required to pay all taxes, expenses and reasonable charges associated with the replacement of the mutilated, defaced, destroyed, lost or stolen security.

If Chile issues certificated securities, a holder of certificated securities may exchange them for securities of a different authorized denomination by submitting the certificated securities, together with a written request for an exchange, at the office of the trustee as specified in the indenture in New York City, or at the office of any paying agent. In addition, the holder of any certificated security may transfer it in whole or in part by surrendering it at any of such offices together with an executed instrument of transfer.

Chile will not charge the holders for the costs and expenses associated with the exchange, transfer or registration of transfer of certificated securities. Chile may, however, charge the holders for certain delivery expenses as well as any applicable stamp duty, tax or other governmental or insurance charges. The trustee may reject any request for an exchange or registration of transfer of any security made within 15 days of the date for any payment or principal of, or premium or interest on the securities.

Notices

Chile will mail any notices to the holders of the notes at their registered addresses as reflected in the books and records of the trustee. Chile will consider any mailed notice to have been given five Business Days after it has been sent.

All notices to holders will be published in a leading newspaper having general circulation in London (which is expected to be the Financial Times).

Trustee

The indenture establishes the obligations and duties of the trustee, the right to indemnification of the trustee and the liability and responsibility, including limitations, for actions that the trustee takes. The trustee is entitled to enter into business transactions with Chile or any of its affiliates without accounting for any profit resulting from these transactions.

Paying Agent; Transfer Agents; Registrar

Chile may appoint paying agents, transfer agents and a registrar with respect to each series of debt securities, which will be listed at the back of the relevant prospectus supplement. Chile may at any time appoint other paying agents, transfer agents and registrars with respect to a series. Chile, however, will at all times maintain a principal paying agent in a United States city and a registrar in New York City for each series until the securities of that series are paid. Chile will provide prompt notice of termination, appointment or change in the office of any paying agent, transfer agent or registrar acting in connection with any series of securities.

Limitation on Time for Claims

To the extent permitted by law, claims against Chile for the payment of principal of, or interest or other amounts due on, the debt securities (including additional amounts) will become void unless made within five years of the date on which that payment first became due.

Jurisdiction, Consent to Service, Enforcement of Judgments and Immunities from Attachment

The debt securities and the indenture provide, and any warrants and warrant agreement will provide, that Chile will appoint and permanently maintain the person acting as or discharging the function of the Consul General of Chile in the City of New York, with an office on the date of this prospectus at 600 Third Avenue #2808, New York, New York 10016. Such Consul General shall act as, and process may be served upon Chile’s process agent in connection with any judicial action or proceeding commenced by any security holder, the trustee, a warrant agent or any underwriter arising out of or relating to the indenture and any warrant agreement, if any, as well as from any debt securities or warrants, if any, issued thereunder, in any New York state or federal court sitting in the City of New York, in either case in the Borough of Manhattan, the City of New York, and any appellate court with jurisdiction over any of these courts.

The process agent will receive on behalf of Chile and its property service of copies of the summons and complaint and any other process, which may be served in any action or proceeding arising out of or relating to the indenture or any warrant agreement, as well as from any debt securities or warrants issued thereunder, in any New York state or federal court sitting in the City of New York, in either case in the Borough of Manhattan, the City of New York, and any appellate court with jurisdiction over any of these courts. Due service of process may be made by officially delivering a copy of the process to Chile, at the address of the process agent, or by any other method permitted by applicable law, but not by mail. In addition, Chile will authorize and direct the process agent to accept such service on its behalf.

Chile is a foreign sovereign state. Consequently, it may be difficult for holders of the securities to obtain judgments from courts in the United States or elsewhere against Chile. Furthermore, it may be difficult for investors to enforce, in the United States or elsewhere, the judgments of United States or foreign courts against Chile. Chile has been advised by Morales & Besa Ltda., special Chilean counsel to Chile, that there is doubt as to the enforceability of liabilities predicated solely upon the U.S. federal securities laws in a suit brought in Chile and as to the enforceability in Chilean courts of judgments of U.S. courts obtained in actions predicated upon the civil liability provisions of the U.S. federal securities laws.

To the extent that Chile may be entitled, in any jurisdiction in which judicial proceedings may at any time be commenced arising out of or relating to the indenture and any warrant agreement, as well as out of or relating to any debt securities or warrants issued thereunder, to claim for itself or its revenues or assets any immunity from suit, jurisdiction, attachment in aid of execution of a judgment or prior to a judgment, execution of a judgment or any other legal process with respect to its obligations under the indenture and any warrant agreement, as well as under any debt securities or warrants issued thereunder, and to the extent that in any jurisdiction there may be attributed to Chile this immunity (whether or not claimed) Chile will irrevocably agree not to claim and will irrevocably waive this immunity to the maximum extent permitted by law, except for actions arising out of or based on the U.S. federal securities laws or any state securities laws. However, Chile will not waive immunity from attachment prior to judgment and attachment in aid of execution under Chilean law with respect to property of Chile located in Chile and with respect to its movable and immovable property which is destined to diplomatic and consular missions and to the residence of the head of these missions or to military purposes, including any property, which is property of a military character or under the control of a military authority or defense agency, or the rights and property of the Chilean Central Bank abroad, since this waiver is not permitted under the laws of Chile. Chile agrees that the waivers described in this provision are permitted under the Foreign Sovereign Immunities Act and are intended to be irrevocable for purposes of that Act.

Chile reserves the right to plead sovereign immunity under the Foreign Sovereign Immunities Act with respect to any action brought against it under the U.S. federal securities laws or any U.S. state securities laws. In the absence of a waiver of immunity by Chile with respect to those actions, it would not be possible to obtain a U.S. judgment in an action brought against Chile under the U.S. federal securities laws or state securities laws unless a court were to determine that Chile is not entitled under the Foreign Sovereign Immunities Act to sovereign immunity with respect to the action.

Chile will waive, to the fullest extent permitted by law, any requirement or other provision of law, rule, regulation or practice which requires or otherwise establishes as a condition to the institution, prosecution or completion of any action or proceeding (including appeals) arising out of or relating to the indenture or any warrant agreement, as well as from any debt securities or warrants issued thereunder, the posting of any bond or the furnishing, directly or indirectly, of any other security.

A final judgment obtained against Chile for the payment of a fixed or readily calculable sum of money rendered by any New York State or federal court sitting in the City of New York having jurisdiction under its laws over Chile in an action arising out of the indenture or any warrant agreement, or the debt securities or warrants, if any, issued thereunder, can be enforced against Chile in the courts of Chile without any retrial or re-examination of the merits of the original action as long as the following conditions are met (the satisfaction or non-satisfaction of which is to be determined by the Supreme Court of Chile):

•	if there exists a treaty as to the enforcement of judgments between Chile and the United States, such treaty will be applied. As at the date hereof no such treaty exists between Chile and the United States;

•	if there is no treaty, the judgment will be enforced if there is reciprocity as to the enforcement of judgments (i.e., a United States court would enforce a comparable judgment of a Chilean court under comparable circumstances);

•	if it can be proven that there is no reciprocity, the judgment cannot be enforced in Chile;

•	if reciprocity cannot be proven, the judgment will be enforced if it has not been rendered by default within the meaning of Chilean law, that is, if valid service of process was effected upon the parties to the action, unless the defendant can prove that it was prevented from assuming its defense. Under Chilean law, service of process effected through the mail is not considered proper service of process and, consequently, any judgment rendered in a legal proceeding in which process was served on Chile by means of the mail may be effectively contested by Chile; and

•	if the judgment is not contrary to Chilean public policy and does not affect in any way properties located in Chile, which are, as a matter of Chilean law, subject exclusively to the jurisdiction of Chilean courts.

Any treaty as to the enforcement of foreign judgments entered into in the future between Chile and the United States of America could supersede the foregoing.

To enforce in Chile a judgment of a New York State or federal court sitting in the City of New York rendered in relation to any of the securities, the indenture or any warrant agreement, the judgment must be presented to the Supreme Court of Chile, in a form complying with the authentication requirements of Chilean law, including a translation of the same in Spanish. The Supreme Court will conduct a hearing limited to enforcement and not the merits of the case.

If the Chilean Supreme Court orders Chile to make payment, it shall deliver notice to the Ministry of Finance in this regard, with a copy of such notice to the Council for the Defense of the State (Consejo de Defensa del Estado, or CDE). After receiving a copy of such notice, the President of the Council for the Defense of the State will inform the Ministry of Finance to whom the payment must be made. The Ministry of Finance will then issue a decree instructing the Chilean Treasury (Tesorería General de la República) to make the payment.

Indemnification for Foreign Exchange Rate Fluctuations

Chile’s obligation to any holder under the securities that has obtained a court judgment affecting those securities will be discharged only to the extent that the holder may purchase the currency in which the securities are denominated, referred to as the “agreement currency,” with the judgment currency. If the holder cannot purchase the agreement currency in the amount originally to be paid, Chile agrees to pay the difference. The holder, however, agrees to reimburse Chile for the excess if the amount of the agreement currency purchased exceeds the amount originally to be paid to the holder. If Chile is in default of its obligations under the securities, however, the holder will not be obligated to reimburse Chile for any excess.

Governing Law

The indenture and the securities are governed by and construed in accordance with the law of the State of New York unless otherwise specified in any series of debt securities, except that all matters related to the consent of holders and any modifications to the indenture or the debt securities will always be governed by and construed in accordance with the law of the State of New York.

TAXATION

The following discussion provides a general summary of some of the primary tax consequences of purchasing, owning or selling the debt securities. For further information, you should consult your tax advisor to determine the tax consequences relevant to your particular situation. In addition, you may be required to pay stamp taxes and other charges under the laws of the country where you purchase the debt securities. Chile does not currently have a tax treaty in effect with the United States.

Chilean Taxation

The following is a general summary of the material consequences under Chilean tax law, as currently in effect, of an investment in the debt securities made by a “foreign holder.” For this purpose, foreign holder means either: (i) in the case of an individual, a person who is neither a resident nor domiciled in Chile (for purposes of Chilean taxation, an individual holder is deemed a resident of Chile if he or she (a) has remained in Chile uninterruptedly or not for a period exceeding a total of 183 days within any twelve-month period, or (b) acquires domicile by resinding for any number of days in Chile with the actual or presumptive intent of staying in Chile; or (ii) in the case of a legal entity, a legal entity that is not domiciled in Chile even if organized under the laws of Chile, unless the debt securities are assigned to a branch, agent, representative or permanent establishment of an entity in Chile.

Under Chilean income tax law, payments of interest made by Chile to a foreign holder of the debt securities will be subject to a Chilean interest withholding tax currently assessed at a rate of 4.0%. Chile is required to withhold, declare and pay such withholding tax. As described above, Chile has agreed, subject to specific exceptions and limitations, to pay to the holders Additional Amounts in respect of the Chilean tax in order for the interest the foreign holder receives, net of the Chilean tax on interest income, to equal the amount which would have been received by the foreign holder in the absence of the withholding. See “Description of the Securities—Additional Amounts.” A foreign holder will not be subject to any Chilean withholding taxes in respect of payments of principal made by Chile with respect to the debt securities.

Chilean income tax law establishes that a foreign holder is subject to income tax on income from Chilean sources. For this purpose, income from Chilean sources means earnings from activities performed in Chile or from the operation, sale or disposition of, or other transactions in connection with, assets or goods located in Chile.

Capital gains realized on the sale or other disposition by a foreign holder of the debt securities issued by the Republic of Chile will not be subject to any Chilean taxes. Any premium payable on redemption of the debt securities will be treated as interest and subject to the Chilean interest withholding tax, as described above). Any other payment by Chile to a foreign holder will be subject to withholding taxes at a rate that may range between 0% and 35% depending on the type of the payment and applicable law or tax treaties currently in force.

A foreign holder will not be liable for estate, gift, inheritance or similar taxes with respect to its holdings unless the debt securities held by a foreign holder are either (i) located in Chile at the time of foreign holder’s death or gift, or (ii) if the bonds are not located in Chile at the time of a foreign holder’s death, if the debt securities were purchased or acquired with income obtained from Chilean sources.

The issuance of the debt securities by Chile is exempt from Chilean stamp, registration or similar taxes.

United States Federal Taxation

The following is a summary of certain United States federal income tax consequences resulting from the purchase, ownership and disposition of a debt security and does not purport to be a comprehensive discussion of all the possible United States federal income tax consequences of the purchase, ownership or disposition of the debt securities. This summary is based on the United States federal income tax laws, including the Internal Revenue Code of 1986, as amended, or the Code, existing, temporary and proposed regulations, or Treasury Regulations, promulgated thereunder, rulings, official pronouncements and judicial decisions, all as in effect on the date of this prospectus and all of which are subject to change, possibly with retroactive effect, or to different interpretations. It deals only with debt securities that are purchased as part of the initial offering and are held as capital assets by purchasers and does not deal with special classes of holders, such as brokers or dealers in securities or currencies, banks, tax exempt organizations, insurance companies, persons holding debt securities as a hedge or hedged against currency risk or as a part of a straddle or conversion transaction, entities taxed as partnerships or the partners therein, or U.S. holders (as defined below) whose functional currency is not the U.S. dollar. Further, it does not address the alternative minimum tax, the Medicare tax on net investment income, special rules for the taxable year of inclusion for accrual basis taxpayers under Section 451(b) of the Code or other aspects of United States federal income or state and local taxation that may be relevant to a holder in light of such holder’s particular circumstances. The tax consequences of holding a particular debt security will depend, in part, on the particular terms of such debt security as set forth in the applicable prospectus supplement. Prospective purchasers of debt securities should consult their own tax advisors concerning the consequences, in their particular circumstances, under the Code and the laws of any other taxing jurisdiction of the purchase, ownership and disposition of the debt securities.

In general, a United States person who holds the debt securities or owns a beneficial interest in the debt securities (“U.S. holder”) will be subject to United States federal taxation. You are a United States person for United States federal income tax purposes if you are:

•	an individual who is a citizen or resident of the United States,

•	a corporation or other entity organized under the laws of the United States or any state thereof or the District of Columbia,

•	an estate, the income of which is subject to United States federal income taxation regardless of its source, or

•	a trust if (i) a United States court is able to exercise primary supervision over the trust’s administration and (ii) one or more United States persons have the authority to control all of the trust’s substantial decisions.

Tax Consequences to U.S. Holders

Taxation of Interest and Additional Amounts. If you are a U.S. holder, the interest you receive on the debt securities (including Additional Amounts) will generally be subject to United States taxation and will be considered ordinary interest income on which you will be taxed in accordance with the method of accounting you generally use for tax purposes. In the event the debt securities are issued with more than de minimis original issue discount (“OID”) for U.S. federal income tax purposes, U.S. holders will be required to include OID in income on a constant-yield basis over the life of the debt securities. The rest of the discussion assumes that the debt securities will be issued without OID.

Interest payments (including Additional Amounts) will constitute income from sources without the United States for foreign tax credit purposes. Such income generally will constitute “passive category income.” If you are a U.S. holder, withholding tax levied by the government of Chile will be eligible:

•	for deduction in computing your taxable income, or

•	at your election, for credit against your United States federal income tax liability, subject to generally applicable limitations and conditions.

The availability of the deduction or, if you elect to have the foreign taxes credited against your United States federal income tax liability, the calculation of the foreign tax credit involves the application of rules that depend on your particular circumstances. To benefit from a foreign tax credit or deduction with respect to the Chilean withholding tax, you may be required to furnish to the IRS a receipt evidencing that tax was withheld and paid by Chile or by a local custodian or other agent on your behalf. Chile does not intend to provide such a receipt or other direct evidence that tax was withheld with respect to interest. The IRS may, in its discretion, accept secondary evidence of the withholding and of the amount of the tax so withheld. Secondary evidence of withholding and payment of tax may include your books of account and the rates of taxation prevailing in Chile during the relevant period. You should consult with your own tax advisors regarding the availability of foreign tax credits and the treatment of Additional Amounts.

Taxation of Dispostions. If you are a U.S. holder, when you sell, exchange or otherwise dispose of the debt securities, you generally will recognize gain or loss equal to the difference between the amount you realize on the transaction and your tax basis in the debt securities. Your tax basis in a debt security generally will equal the cost of the debt security to you. If you are an individual and the debt security being sold, exchanged or otherwise disposed of is held for more than one year, you may be eligible for reduced rates of taxation on any capital gain realized. Your ability to deduct capital losses is subject to limitations.

Capital gain or loss recognized by a U.S. holder on the sale, redemption, retirement or other taxable disposition of the debt securities will generally be United States-source gain or loss. Consequently, if any such gain would be subject to Chilean withholding tax, a U.S. holder may not be able to credit the tax against its United States federal income tax liability unless such credit can be applied (subject to applicable conditions and limitations) against tax due on other income treated as derived from foreign sources. U.S. holders should consult their own tax advisors as to the foreign tax credit implications of a disposition of the notes.

Tax Consequences to Persons Who are Not U.S. Holders

Under current United States federal income tax law, if you are an individual, corporation, estate or trust and are not a U.S. holder, the interest payments (including any Additional Amounts) that you receive on the debt securities generally will be exempt from United States federal income tax, including withholding tax. However, to receive this exemption you may be required to satisfy certain certification requirements of the United States Internal Revenue Service, or the IRS, to establish that you are not a U.S. holder.

If you are not a U.S. holder, any gain you realize on a sale or exchange of the debt securities generally will be exempt from United States federal income tax, including withholding tax, unless:

•	your gain is effectively connected with your conduct of a trade or business in the United States (and if an income tax treaty applies, it is attributed to a United States permanent establishment), or

•	you are an individual holder and are present in the United States for 183 days or more in the taxable year of the sale or exchange, and either (i) your gain is attributable to an office or other fixed place of business that you maintain in the United States or (ii) you have a “tax home” in the United States.

Backup Withholding and Information Reporting

Information returns may be required to be filed with the IRS in connection with payments made to certain U.S. holders. You may also be subject to information reporting and backup withholding tax requirements with respect to the proceeds from a sale of the debt securities. If you are a U.S. holder, you generally will not be subject to a United States backup withholding tax on these payments or proceeds if you provide your taxpayer identification number and certify that you are not subject to backup withholding. If you are not a U.S. holder, in order to avoid information reporting and backup withholding tax requirements you may have to comply with certification procedures to establish that you are not a U.S. holder. You should consult with your own tax advisors concerning these rules and any other reporting obligations that may apply to the ownership or disposition of the debt securities.

The Proposed Financial Transaction Tax

The European Commission has published a proposal, or the “Commission’s Proposal”, for a Directive for a common financial transaction tax, or “FTT”, in Belgium, Germany, Estonia, Greece, Spain, France, Italy, Austria, Portugal, Slovenia and Slovakia, or the “participating Member States”. However, Estonia has since stated that it will not participate.

The Commission’s Proposal has very broad scope and could, if introduced in its current form, apply to certain dealings in the securities in certain circumstances.

Under current proposals, the FTT could apply in certain circumstances to persons both within and outside of the participating Member States. Generally, it would apply to certain dealings in the securities where at least one party is a financial institution, and at least one party is established in a participating Member State. A financial institution may be, or be deemed to be, “established” in a participating Member State in a broad range of circumstances, including (a) by transacting with a person established in a participating Member State or (b) where the financial instrument which is subject to the dealings is issued in a participating Member State.

The FTT remains subject to negotiation between the participating Member States and the legality of the proposal is uncertain. It may therefore be altered prior to any implementation, the timing of which remains unclear. Additional EU Member States may decide to participate and/or certain of the participating Member States may decide to withdraw.

Prospective holders of the securities are advised to seek their own professional advice in relation to the FTT.

PLAN OF DISTRIBUTION

General

Chile may sell the securities in any of three ways.

•	through underwriters or dealers;

•	directly to one or more purchasers; or

•	through agents.

Each prospectus supplement will set forth, relating to an issuance of the securities:

•	the name or names of any underwriters, dealer/managers or agents;

•	the purchase price of the securities, if any;

•	the proceeds to Chile from the sale, if any;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any agents’ commissions;

•	any initial public offering price of the securities;

•	any concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which such securities may be listed.

If Chile uses underwriters or dealers in a sale, they will acquire the securities for their own accounts and may resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Chile may offer the securities to the public either through underwriting syndicates represented by managing underwriters or directly through underwriters. The obligations of the underwriters to purchase a particular offering of securities may be subject to conditions. The underwriters may change the initial public offering price or any concessions allowed or reallowed or paid to dealers.

Chile may agree to indemnify any agents and underwriters against certain liabilities, including liabilities under the U.S. Securities Act of 1933, as amended, or the U.S. Securities Act. The agents and underwriters may also be entitled to contribution from Chile for payments they make relating to these liabilities. Agents and underwriters may engage in transactions with or perform services for Chile in the ordinary course of business.

Chile may not publicly offer or sell the securities in Chile unless it so specifies in the applicable prospectus supplement.

Chile may also sell the securities directly or through agents. Any agent will generally act on a reasonable best efforts basis for the period of its appointment.

Chile may authorize agents, underwriters or dealers to solicit offers by certain institutions to purchase a particular offering of securities at the public offering price using delayed delivery contracts. These contracts provide for payment and delivery on a specified date in the future. The applicable prospectus supplement will describe the commission payable for solicitation and the terms and conditions of these contracts.

Chile may offer the securities to holders of other securities of Chile as consideration for Chile’s purchase or exchange of the other securities. Chile may conduct such an offer either (a) through a publicly announced tender or exchange offer for the other securities or (b) through privately negotiated transactions. This type of offer may be in addition to sales of the same securities using the methods discussed above.

Non-U.S. Offerings

Chile will generally not register under the U.S. Securities Act the securities that it will offer and sell outside the United States. Thus, subject to certain exceptions, Chile cannot offer, sell or deliver such securities within the United States or to U.S. persons. When Chile offers or sells securities outside the United States, each underwriter or dealer will acknowledge that the securities:

•	have not been and will not be registered under the U.S. Securities Act; and

•	may not be offered or sold within the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the U.S. Securities Act.

Each underwriter or dealer will agree that:

•	it has not offered or sold, and will not offer or sell, any of these non-SEC-registered securities within the United States, except pursuant to Rule 903 of Regulation S under the Securities Act; and

•	neither it nor its affiliates nor any persons acting on its or their behalf have engaged or will engage in any directed selling efforts regarding these securities.

OFFICIAL STATEMENTS

Information in this prospectus whose source is identified as a publication of Chile or one of its agencies or instrumentalities relies on the authority of the publication as a public official document of Chile. All other information in this prospectus and in the registration statement for the securities that Chile has filed with the SEC is included as a public official statement made on the authority of Rodrigo Cerda Norambuena, the Minister of Finance.

VALIDITY OF THE SECURITIES

The following persons, whose addresses will appear on the inside back cover of the applicable prospectus supplement or pricing supplement, will give opinions regarding the validity of the securities:

For Chile:

•	As to all matters of Chilean law, Morales & Besa Ltda., special Chilean counsel to Chile, or any other counsel to Chile named in the applicable prospectus supplement; and

•	As to all matters of U.S. law, Linklaters LLP, special New York counsel to Chile, or any other counsel to Chile named in the applicable prospectus supplement.

For the underwriters, if any:

•	As to all matters of Chilean law, any Chilean counsel to the underwriters named in the applicable prospectus supplement; and

•	As to all matters of U.S. law, any U.S. counsel to the underwriters named in the applicable prospectus supplement.

As to all matters of Chilean law, Linklaters LLP, or any other U.S. counsel to Chile named in the applicable prospectus supplement, may rely upon the opinion of any Chilean counsel to the Republic named in the applicable prospectus supplement.

As to all matters of U.S. law, any Chilean counsel to the Republic named in the applicable prospectus supplement, may rely on the opinion of Linklaters LLP, or any other U.S. counsel to Chile named in the applicable prospectus supplement.

AUTHORIZED REPRESENTATIVE

The authorized representative of Chile in the United States of America is Mario Artaza Loyola, Consul General of Chile in New York, whose address is 600 Third Avenue #2808, New York, New York 10016.

GENERAL INFORMATION

Authorization

The Executive Power of Chile will authorize each issuance of the securities by supreme decree. Chile will obtain all consents and authorizations necessary under Chilean law for the issuance of the securities and has obtained all consents and authorizations necessary for the execution of the indenture.

Litigation

Except as described under “Government Expenditures—Government Litigation” in our annual report on Form 18-K, neither Chile nor the Ministry of Finance of Chile is involved in any litigation or arbitration proceeding which is material in the context of the issue of the securities. Chile is not aware of any similarly material litigation or arbitration proceeding that is pending or threatened.

Where You Can Find More Information

Chile has filed a registration statement for the securities with the SEC under the U.S. Securities Act. This prospectus does not contain all of the information described in the registration statement. For further information, you should refer to the registration statement.

Chile is not subject to the informational requirements of the U.S. Securities Exchange Act of 1934, as amended. Chile commenced filing annual reports on Form 18-K with the SEC on a voluntary basis beginning with its fiscal year ended December 31, 2014. These reports include certain financial, statistical and other information concerning Chile. Chile may also file amendments on Form 18-K/A to its annual reports for the purpose of filing with the SEC exhibits which have not been included in the registration statement to which this prospectus and any prospectus supplements relate. When filed, these exhibits will be incorporated by reference into this registration statement.

The registration statement, including its various exhibits, are available to the public from the SEC’s website at www.sec.gov.

The SEC allows Chile to incorporate by reference some information that Chile files with the SEC. Incorporated documents are considered part of this prospectus. Chile can disclose important information to you by referring you to those documents. The following documents, which Chile has filed or will file with the SEC, are considered part of and incorporated by reference in this prospectus, any accompanying prospectus supplement and any accompanying pricing supplement:

•	Chile’s annual report on Form 18-K for the year ended December 31, 2020 filed with the SEC on June 29, 2021 (File No. 001-02574) (the “2020 Annual Report”);

•	Amendment No. 1 on Form 18-K to the 2020 Annual Report filed with the SEC on June 30, 2021; and

•	Each subsequent annual report on Form 18-K and any amendment on Form 18-K/A filed on or after the date of this prospectus and before all of the debt securities and warrants are sold.

Later information that Chile files with the SEC will update and supersede earlier information that it has filed.

ISSUER

Republic of Chile
The Ministry of Finance
Teatinos 120, Piso 12
Santiago, Chile
Postal Code 8340487

TRUSTEE, REGISTRAR, TRANSFER AGENT AND PAYING AGENT

The Bank of New York Mellon
240 Greenwich Street, Floor 7E
New York, New York 10286
United States of America
Attn: Global Corporate Trust

PRINCIPAL PAYING AGENT

The Bank of New York Mellon, London Branch

One Canada Square
Canary Wharf
London E14 5AL, England

LEGAL ADVISORS TO CHILE

As to New York law Linklaters LLP 1290 Avenue of the Americas New York, New York 10104 United States of America	As to Chilean law Morales & Besa Ltda. Av. Isidora Goyenechea 3477, piso 19, Las Condes, Santiago, Chile Postal Code 7550106

LEGAL ADVISORS TO THE UNDERWRITERS

As to New York law Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006 United States of America	As to Chilean law Garrigues Chile SpA Av. Isidora Goyenechea 3477, Piso 12, Las Condes Santiago, Chile Postal Code 7550106